Exhibit 10.5

OFFICE LEASE

by and between

TCAM CORE PROPERTY FUND OPERATING LP

a Delaware limited partnership

as Landlord

and

Lionbridge US, Inc.,

a Delaware Corporation

as Tenant

Dated March 14, 2007

TABLE OF CONTENTS

PAGE(S)

1. Agreement to Let	1

2. Principal Lease Provisions	1

2.1. “Project”	1

2.2. “Building”	1

2.3. “Premises”	1

2.4. Rentable Area of the Premises	1

2.5. “Initial Lease Term”	1

2.5.1. “Lease Commencement Date”	1

2.5.2. “Initial Expiration Date”	1

2.5.3. Extension Term(s)	2

2.6. “Basic Monthly Rent”	2

2.7. “Rent Commencement Date”	2

2.8. “Security Deposit”	2

2.9. “Operating Cost Allocations”	2

2.9.1. Rentable Square Footage of Project	2

2.9.2. Tenant’s Share	2

2.10. “Guarantor”	2

2.11. Address for Landlord	2

2.12. Addresses for Tenant	2

2.13. “Permitted Use”	3

2.14. Building Standard Operating Hours	3

2.15. Participating Brokers	3

2.16. Initial Payment Amounts	3

2.17. Parking Area Charge	3

3. Term	3

3.1. Description of Term	3

3.2. Extension Rights	3

3.2.1. Restrictions on Transferability of Option	3

3.2.2. Conditions Terminating Tenant’s Rights to Exercise Option	3

3.2.3. Terms and Conditions of Extension of Term(s)	4

3.2.4. Fair Market Rental Rate	4

3.3. Early Termination Right	4

4. Delivery of Possession	5

4.1. Acceptance of Possession	5

4.2. Delivery Requirements	5

4.3. Definition of Substantial Completion	5

4.4. Final Completion	5

5. Use of Premises and Common Areas	6

5.1. Permitted Use of Premises	6

5.2. Compliance with Laws	6

5.3. Condition During Periods of Non-Use	6

5.4. Use of Common Areas	6

5.5. General Covenants and Limitations on Use	6

6. Security Deposit	7

7. Rent and Rent Adjustments	7

7.1. Initial Monthly Rent	7

7.2. Additional Rent	8

7.3. General Rental Provisions	8

8. Additional Rent	8

8.1. Definitions	8

8.1.1. Building Operating Costs	8

8.1.2.	9

8.1.3. Direct Expenses	9

8.1.4. Excluded Costs	9

8.1.5. Expense Year	9

8.1.6. Operating Expenses	9

8.1.7. Project Operating Costs	9

8.1.8. Tenant’s Share	10

8.2. Adjustment of Operating Expenses	10

8.2.1. Gross Up Adjustment When a Project Is Less Than Fully Occupied	10

8.2.2. Adjustment When Landlord Adds Additional Buildings to the Project	10

8.2.3. Additional Costs	11

8.2.4. Common Areas	11

8.3. Tax Expenses	11

8.3.1. Definition of Taxes and Tax Expenses	11

8.3.2. Adjustment of Taxes	11

8.3.3. Tenant’s Direct Obligation Re: Taxes	11

8.4. Calculation and Payment of Direct Expenses	11

8.5. Landlord’s Books and Records	12

9. Utilities and Services	12

9.1. Utility Costs	12

9.2. Electricity	12

9.3. Janitorial Service	13

9.4. Over-Standard Tenant Use	13

9.5. Conduit and Wiring	13

9.6. Utilities Generally	13

10. Maintenance	14

10.1. Tenant’s Duties	14

10.2. Landlord’s Duties	14

11. Parking	14

11.1. General Parking Rights	14

11.2. Parking Ratios	14

12. Signs	15

12.1. General Signage Conditions	15

12.2. Tenant’s Individual Signage Rights	15

12.2.1. Directory/Suite Signage	15

12.2.2. Exterior Signage	15

13. Rules, Regulations, and Covenants	15

14. Early Access/Insurance	16

15. Tenant Insurance Requirements	16

15.1. Public Liability and Property Damage Insurance	16

15.2. Fire and Extended Coverage Insurance	16

15.3. Business Interruption Insurance	16

15.4. Insurance Generally	17

15.5. Waiver of Subrogation	17

16. Landlord’s Insurance	17

17. Personal Property Taxes	17

18. Alterations	18

18.1. Request for Consent	18

18.2. Minor Alterations	18

18.3. Additional Requirements	18

18.4. Ownership of Alterations	18

19. Surrender of Premises and Holding Over	19

20. Default	19

21. Landlord’s Remedies	20

21.1. Continuation of Lease	20

21.2. Rent from Reletting	20

21.3. Termination of Tenant’s Right to Possession	20

21.4. Landlord’s Right to Cure Default	21

21.5. Enforcement Costs	21

21.6. Waiver of Right of Reinstatement and Trial by Jury	21

22. Interest and Late Charges	21

23. Landlord Default – Tenant’s Remedies	21

24. Payment of Rent by Cashier’s Check	22

25. Destruction	22

26. Condemnation	23

27. Assignment and Other Transfers	23

27.1. Restriction on Transfer	23

27.2. Transfer Provisions Generally	24

27.3. Excess Rent and Recapture	25

27.3. Excess Rent and Recapture	25

28. Landlord’s Reserved Rights	25

29. Continued Development of Project	25

30. Access by Landlord	26

31. Indemnity	26

32. Exemption of Landlord from Liability	26

33. Hazardous Substances	27

33.1. Landlord’s Notice	27

33.2. Tenant’s Covenants	27

33.3. Definition of Hazardous Materials	27

34. Prohibition Against Asbestos-Containing Materials	27

35. Security Measures	28

36. Subordination and Attornment	28

37. Estoppel Certificate	29

38. Waiver	29

39. Brokers	30

40. Easements	30

41. Limitations on Landlord’s Liability	30

42. Sale or Transfer of Premises	30

43. No Recording	31

44. No Merger	31

45. Confidentiality	31

46. Miscellaneous	31

47. Right of First Refusal	33

47.1. Superior Rights	33

47.2. Exercise of Refusal Right	34

47.3. Terms and Conditions	34

47.4. Restrictions on Refusal Right	34

47.5. Delivery of Refusal Space	34

47.6. Terms and Conditions Applicable to Refusal Space	34

47.7. Confirmation of Terms	35

EXHIBIT A: Description of Project (Plat Map of Project)

EXHIBIT B: Description of Premises (Plat Map of Location of Premises)

EXHIBIT C: Tenant Improvements to the Premises (Landlord Work)

EXHIBIT D: Rentable Area (Rentable Square Footage)

EXHIBIT E: Commencement Letter

OFFICE LEASE

This Office Lease (“Lease”) is entered into effective as of March 14, 2007, between TCAM CORE PROPERTY FUND OPERATING LP, a Delaware limited partnership (“Landlord”), and LIONBRIDGE US, INC., a Delaware corporation (“Tenant”), who agree as follows:

1. Agreement to Let. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, upon all of the terms, provisions, and conditions contained in this Lease, (i) those certain premises described in the Principal Lease Provisions, below (the “Premises”), consisting of a portion of that certain building described in the Principal Lease Provisions, below (the “Building”), which is in turn a part of the Project (as described in the Principal Lease Provisions, below), along with (ii) the non-exclusive license to use, in common with Landlord, Landlord’s invitees and licensees, and the other tenants and users of space within the Project, those portions of the Project intended for use by, or benefiting, tenants of the Project in common including, without limitation, the landscaped areas, passageways, walkways, hallways, elevators, parking areas, and driveways of the Building and the Project, but excluding all interior areas of the other buildings in the Project other than the Premises (collectively, the “Common Areas”). This Lease confers no rights, however, to the roof, exterior walls, or utility raceways of the Building nor rights to any other building in the Project, nor with regard to either the subsurface of the land below the ground level of the Project or with regard to the air space above the ceiling of the Premises; provided, however, that Tenant shall have the limited right to access systems and equipment exclusively serving the Premises (for which Tenant has maintenance and repair responsibilities pursuant to Paragraph 10.1 below) that may be located on the roof, in exterior or demising walls, in utility raceways, in the airspaces above the ceiling of the Premises, or in any other portion of the Building or the Common Areas for the sole purpose of maintaining, repairing, and replacing such systems and equipment.

2. Principal Lease Provisions. The following are the “Principal Lease Provisions” of this Lease. Other portions of this Lease explain and describe these Principal Lease Provisions in more detail and should be read in conjunction with this Paragraph 2. In the event of any conflict between the Principal Lease Provisions and the other portions of this Lease, the Principal Lease Provisions will control. (Terms shown in quotations are defined terms used elsewhere in this Lease)

2.1. “Project”: That certain multi-building (currently consisting of four buildings, including the Building, the common addresses of which are 2425 55th Street, 2577 55th Street, 2511 55th Street, and 2555 55th Street, Boulder, Colorado), office project sometimes referred to as Flatiron Park West, located in Boulder, Colorado, as more particularly described on attached Exhibit “A.”

2.2. “Building”: That certain two (2) story building, whose mailing address is 2425 55th Street, Boulder, Colorado 80301.

2.3. “Premises”: Suites 210, 220 and a portion of Suite 230 consisting of a portion of the Second (2nd) floor of the Building, as more particularly described on attached Exhibit “B.”

2.4. Rentable Area of the Premises: Approximately 15,322 Rentable Square Feet of space. The term “Rentable Square Footage,” shall have the meaning set forth in Exhibit “D.”

2.5. “Initial Lease Term”: Sixty-Six (66) months plus any additional days required for the Initial Expiration Date to occur on the last day of a month as set forth in Paragraph 2.5.2 below, beginning as of the Lease Commencement Date and ending as of the Initial Expiration Date.

2.5.1. “Lease Commencement Date”: May 1, 2007.

2.5.2. “Initial Expiration Date”: That date which is Sixty-Six (66) months (plus however many days are left in the final calendar month of the Term) after the Rent Commencement Date, including any adjustment under Paragraph 2.7 below; the Initial Expiration Date is estimated to be October 31, 2012; (the Initial Expiration Date stated herein, even if the Rent Commencement Date is adjusted pursuant to Paragraph 2.7 below, must in all events be the last day of a calendar month).

2.5.3. Extension Term(s): One (1), Five (5) year Extension Term(s) (see Paragraph 3.2 below).]

2.6. “Basic Monthly Rent”:

Period	Rate per Rentable Square Feet	Basic Monthly Rent
Month 1 – Month 6	$0.00	$0.00
Month 7 – Month 18	$10.50	$13,406.75
Month 19 – Month 30	$10.92	$13,943.02
Month 31 – Month 42	$11.25	$14,364.38
Month 43 – Month 54	$11.54	$14,734.66
Month 55 – Month 66	$11.93	$15,232.62

Basic Monthly Rent will always be due and payable on or before the first day of the applicable month, except that the first month’s Basic Monthly Rent will be due and payable upon the date of Landlord’s execution of this Lease. Basic Monthly Rent and Operating Expenses shall be abated for the first six (6) months of the Initial Lease Term.

2.7. “Rent Commencement Date”: May 1, 2007. If the Substantial Completion of Landlord’s Work (as defined below) is required prior to delivery of the Premises under the terms of a Work Letter (see Exhibit “C”), the “Rent Commencement Date” shall be defined as the first day of the month following the date on which the Landlord Work is Substantially Complete, as determined by Paragraph 4.2. Within five (5) days after determination of the Rent Commencement Date, Landlord and Tenant shall enter into a rent commencement letter agreement in the form attached as Exhibit “E.”

2.8. “Security Deposit”: $23,417.12. Tenant’s Security Deposit is due and payable on the date of Tenant’s execution of this Lease, and does not constitute last month’s rent. Last month’s rent must be separately paid by Tenant on or before the first day of the last month of the Lease Term.

2.9. “Operating Cost Allocations”:

2.9.1.	Rentable Square Footage of Project:	166,048

2.9.2.	Tenant’s Share:	9.227%

2.10.	“Guarantor”: N/A.

2.11.	Address for Landlord:

TCAM Core Property Fund Operating LP

4675 MacArthur Court, Suite 1100

Newport Beach, CA 92660

Attn: Terry Glanville

And copy to:

CB Richard Ellis, Inc.

4600 South Syracuse Street, suite 100

Denver, CO 80237

Attention: Property Manager

Telephone: (720) 528-6300

Telecopy: (720) 528-6333

2.12.	Addresses for Tenant: Legal Notice Address (following Tenant’s occupancy at the Premises):

2425 55th Street, Suite 210

Boulder, Colorado 80301

Attn:

Legal Notice Address (prior to occupancy):

2.13. “Permitted Use”: General office use in accordance with all applicable laws, statutes, ordinances, and regulations and the provisions of this Lease.

2.14.	Building Standard Operating Hours:

Monday through Friday:	6:00 a.m.-6:00 p.m.
Saturday:	8:00 a.m.-12:00 p.m.
(excluding local, state, and federal holidays)

2.15.	Participating Brokers:

Landlord: CB Richard Ellis

Tenant: The Staubach Company

2.16. Initial Payment Amounts: $23,417.12, representing the Security Deposit, and $13,406.75, representing the seventy (7th) month’s Basic Monthly Rent, both of which amounts are payable on the date Tenant executes this Lease (subject to adjustment on the Rent Commencement Date to reflect the actual first month’s Basic Monthly Rent based upon the actual Rentable Square Footage of the Premises).

2.17. Parking Area Charge: NONE. (See Paragraph 11.2)

3. Term.

3.1. Description of Term. The term of this Lease (“Term”) shall commence on the “Lease Commencement Date,” as defined in the Principal Lease Provisions, and shall expire on the “Initial Expiration

Date,” as defined in the Principal Lease Provisions, subject to (i) any modifications to such dates described in Exhibit “C” to this Lease, (ii) any extension rights described in Paragraph 3.2 below, and (iii) earlier termination, as provided in this Lease. The term “Expiration Date,” as used in this Lease, shall mean the Initial Expiration Date, any earlier date upon which this Lease is terminated by Landlord, as provided below, or if the Term is extended pursuant to Paragraph 3.2 below, then the expiration date of any Extension Term (as defined below).

3.2. Extension Rights. Tenant shall, subject to all of the provisions of this Paragraph 3.2 (including all subparagraphs hereof), have the option to extend the Lease Term (the “Option to Extend”) for the Extension Term(s) described in Paragraph 2.5.3 above, provided Tenant is in occupancy of all of the Premises except in connection with a Permitted Transfer at the time of exercise of the Option to Extend and Tenant gives Landlord written notice of its election to exercise the Option to Extend no less than six (6) months and no more than eight (8) months prior to the Initial Expiration Date (the “Option Notice”). Time is of the essence with respect to the timing of such requirement to give notice to Landlord.

3.2.1. Restrictions on Transferability of Option. The Option to Extend is personal to the Tenant originally named in this Lease and, except in connection with a Permitted Transfer, may not be exercised by anyone other than such originally named Tenant.

3.2.2. Conditions Terminating Tenant’s Rights to Exercise Option. Tenant shall not have the right to exercise the Option to Extend, notwithstanding anything set forth above to the contrary: (a) during any period of time commencing from the date Landlord gives to Tenant a factually correct written notice that Tenant is in default under any provision of this Lease and continuing until the default alleged in said notice is cured; or (b) in the event that Landlord has given to Tenant two or more notices of default or two or more late charges have become payable under this Lease during the 12-month period prior to the time that Tenant attempts to exercise the Option to Extend. The period of time within which the Option to Extend may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Option to Extend because of the foregoing provisions of this Paragraph, even if the effect thereof is to eliminate Tenant’s right to exercise the Option to Extend. All rights with respect to the Option to Extend (including rights as to subsequent Extension Terms, if any) shall terminate and be of no further force and effect even after Tenant’s due and timely exercise of the Option to Extend, if, after such exercise, but prior to the commencement of the Extension Term: (x) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of ten days after such obligation becomes due (without imposing any obligation on the part of Landlord to give notice thereof to Tenant); (y) Tenant fails to cure a non-monetary default within thirty (30) days after the date the Landlord gives notice to Tenant of such default; or (z) Landlord gives to Tenant two or more written notices of default or two or more late charges become payable for any monetary defaults, whether or not such defaults are cured.

3.2.3. Terms and Conditions of Extension of Term(s). In the event that Tenant shall be entitled to exercise and shall timely and properly exercise the Option(s) to Extend, the/each Extension Term shall be upon all of the terms and provisions of this Lease, except that:

(i) The Extension Term shall commence immediately upon the expiration of the initial Term, and each subsequent Extension Term shall commence upon expiration of prior Extension Term.

(ii) Basic Monthly Rent for the Extension Term shall be as determined pursuant to this clause (ii). Within thirty (30) days after Landlord’s receipt of Tenant’s Option Notice, Landlord shall notify Tenant in writing as to Landlord’s determination, in Landlord’s good faith judgment, of the Fair Market Rental Rate (as defined in 3.2.4 below), of comparable space (including square footage, floor height and location) located in the East Boulder submarket (the “Fair Market Rental Rate”) together with reasonable back-up material supporting Landlord’s determination. All determinations of the Fair Market Rental Rate shall take into account all relevant economic terms. Within twenty (20) days after Tenant’s receipt of Landlord’s notice, Tenant shall either accept or not accept Landlord’s determination of Fair Market Rental Rate, including any periodic increases therein. If Tenant shall fail to accept such Fair Market Rental Rate in the manner and within the time herein specified, then such failure shall constitute a rescission of Tenant’s exercise of its option for the Extension Term and, thereafter, Tenant’s option shall have fully and forever lapsed and shall be of no further force or effect. In the event that Tenant shall accept such Fair Market Rental Rate in the manner and within the time herein specified, then the initial Basic Monthly Rent for the Extension Term shall be the Fair Market Rental Rate so determined by Landlord pursuant to the Fair Market Rental Rate definition, and all periodic increases, if any, as finally determined shall be applicable in full. Such Basic Monthly Rent as so determined shall be paid during the Extension Term in installments at the times and in the manner specified in this Lease. In addition, during the Extension Term, Tenant shall also pay all Additional Rent provided for in Paragraph 7.

3.2.4. Fair Market Rental Rate. The term “Fair Market Rental Rate” shall mean the monthly amount per rentable square foot between non-affiliated parties from non-equity tenants for comparable space, for a comparable use for a comparable period of time (“Comparable Transactions”) in the East Boulder submarket.

3.3. Early Termination Right. Provided Tenant is not in default under any of the terms and conditions of this Lease, Tenant shall have a one-time right to terminate this Lease as of the end of the forty-second (42nd) month (“Early Termination Date”) of the Term following the Rent Commencement Date (that is (estimated), on October 31, 2010) by delivering a written notice of termination (“Termination Notice”) six (6) months prior to the Early Termination Date (that is (estimated), not later than April 30, 2010) along with a “Lease Termination Fee” in the amount of the sum of the unamortized value as of the termination date of the following (amortized at an annual percentage rate of 8%): (a) the amount of the tenant improvement costs and any other improvement allowance paid or granted by Landlord in connection with Landlord’s delivery of the Premises to Tenant, and (b) the amount of the real estate commissions paid to the brokers in connection with the consummation of this Lease by Tenant. Tenant’s full and timely payment of the Lease Termination Fee is a condition to the validity of Tenant’s exercise of its early termination right; therefore, Tenant’s right shall be of no force and effect if Landlord fails to receive full and timely payment of the Lease Termination Fee.

4. Delivery of Possession.

4.1. Acceptance of Possession. Subject to Landlord’s obligations, if any, to perform the Landlord Work and Landlord’s obligations under Paragraph 10.2, the Premises are accepted by Tenant in “as is” condition and configuration. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition, and that there are no representations or warranties by Landlord regarding the condition of the Premises or the Building. If Landlord is delayed delivering possession of the Premises or any other space due to the holdover or unlawful possession of such space by any party, Landlord shall use reasonable efforts to obtain possession of the space. If Landlord is not required to Substantially Complete Landlord Work before the Rent Commencement Date, the Rent Commencement Date shall be postponed until the date Landlord delivers possession of the Premises to Tenant free from occupancy by any party. If Landlord is required to Substantially Complete Landlord Work before the Rent Commencement Date, the Rent Commencement Date shall be determined by Paragraph 2.7. If Tenant takes possession of the Premises before the Rent Commencement Date, such possession shall be subject to the terms and conditions of this Lease, and Tenant shall pay Rent (defined in Paragraph 7) to Landlord for each day of possession before the Rent Commencement Date (prorated based on a thirty (30) day month). However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for any days of possession before the Rent Commencement Date during which Tenant, with the approval of Landlord (which shall not be unreasonably withheld or delayed), is in possession of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

4.2. Delivery Requirements. On or before the Rent Commencement Date, Landlord shall have Substantially Completed the work, if any, required to be completed by Landlord prior to the delivery of the Premises to Tenant, as described in Exhibit “C” to this Lease (the “Landlord’s Work”) and shall deliver possession of the Premises to Tenant (subject to Landlord’s reserved rights hereunder and Landlord’s right to continue the completion of Landlord’s Work without material interference by Tenant). If possession of the Premises (including, without limitation, Substantial Completion of the Landlord’s Work, if any) is not delivered to Tenant on or before the Rent Commencement Date stated in the Principal Lease Provisions, then Landlord shall not be liable for any damage caused by such delay, and such delay shall neither affect the validity of this Lease, nor affect Tenant’s obligations under this Lease, provided the Rent Commencement Date shall be determined by Paragraph 2.7.

4.3. Definition of Substantial Completion. For purposes of this Lease, the term “Substantially Complete” (and its grammatical variations, such as Substantial Completion) when used with reference to Landlord’s Work, will mean that Landlord’s Work has been completed to such an extent that Tenant can commence its work, if any, to be undertaken by Tenant, as described in Exhibit “C” to this Lease (the “Tenant’s Work”), without material delay, or if no such Tenant’s Work is to be undertaken, then such term will mean that all Landlord Work has been performed, other than any details of construction, mechanical adjustment or any other similar matter, the noncompletion of which does not materially interfere with Tenant’s use of the Premises and a Certificate of Occupancy (temporary or final) provided by the City of Boulder if required. However, if Landlord is delayed in the performance of the Landlord Work as a result of any Tenant Delay(s) (defined below), the Landlord Work shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord Work absent any Tenant Delay. “Tenant Delay” means any act or omission of Tenant or its agents, employees, vendors or contractors that actually delays the Substantial Completion of the Landlord Work, including, without limitation: (i) Tenant’s failure to furnish information or approvals within any time period specified in this Lease, including the failure to prepare or approve preliminary of final plans by any applicable due date; (ii) Tenant’s selection of equipment or materials that have long lead times after first being informed by Landlord that the selection may result in a delay; (iii) changes requested or made by Tenant to previously approved plans and specifications; (iv) performance of work in the Premises by Tenant or Tenant’s contractor(s) during the performance of the Landlord Work; or (v) if the performance of any portion of the Landlord Work depends on the prior or simultaneous performance of work by Tenant, a delay by Tenant or Tenant’s contractor(s) in the completion of such work.

4.4. Final Completion. Following Substantial Completion of the Landlord Work, except for any items set forth on a written, detailed “punch-list” of excepted items delivered to Landlord upon the Rent Commencement Date, Tenant shall, as of the Rent Commencement Date, be deemed to have (i) thoroughly inspected the Premises, and determined that, to the best of Tenant’s knowledge, the Premises are in first-class condition and repair, (ii) acknowledged that Landlord’s Work has been Substantially Completed, (iii) accepted the Premises in its then as-is condition with no right to require Landlord to perform any additional work therein, except as set forth on the punch list, and (iv) waived any express or implied warranties regarding the condition of the Premises, including any implied warranties of fitness for a particular purpose or merchantability.

5. Use of Premises and Common Areas.

5.1. Permitted Use of Premises. Tenant may use the Premises for the Permitted Use specified in the Principal Lease Provisions and for no other use without Landlord’s consent. Any change in the Permitted Use will require Landlord’s prior written consent, which consent may be granted or withheld in Landlord’s absolute discretion.

5.2. Compliance with Laws. Tenant shall comply with all laws concerning the Premises and/or Tenant’s use of the Premises, including without limitation the obligation at Tenant’s sole cost to alter,

maintain, or restore the Premises in compliance with all applicable laws, even if such laws are enacted after the date of this Lease, and even if compliance entails costs to Tenant of a substantial nature. Such obligation to comply with laws shall include, without limitation, compliance with Title III of the Americans With Disabilities Act of 1990 (42 U.S.C. 12181 et seq.) (the “ADA”). In addition to the foregoing obligations of Tenant relative to the Premises, if Tenant’s particular use of the Premises (including the commencement of any Alterations, as defined below) results in the need for modifications or alterations to any other portion of the Project in order to comply with the ADA or other applicable laws, then Tenant shall additionally be responsible, upon demand, for the cost of such modifications and alterations plus a supervisory fee of ten percent (10%) of such cost payable to Landlord.

5.3. Condition During Periods of Non-Use. During any period of time in which Tenant is not continuously using and occupying the Premises, Tenant shall take such measures as may be necessary or desirable, in Landlord’s reasonable opinion, to secure the Premises from break-ins and use by unauthorized persons, to minimize the appearance of non-use, and to otherwise maintain the interior and exterior portions of Tenant’s Premises, including all windows and doors, in first class condition.

5.4. Use of Common Areas. Tenant’s use of the Common Areas shall at all times comply with the provisions of all Rules (as defined below) regarding such use as Landlord may from time to time adopt. In no event shall the rights granted to Tenant to use the Common Areas include the right to store any property in the Common Areas, whether temporarily or permanently. Any property stored in the Common Areas may be removed by Landlord and disposed of, and the cost of such removal and disposal shall be payable by Tenant to Landlord upon demand. Additionally, in no event may Tenant use any portion of the Common Areas for loading, unloading, or parking, except in those areas specifically designated by Landlord for such purposes, nor for any group social event, sidewalk sale, employment fair, or similar unauthorized purpose.

5.5. General Covenants and Limitations on Use. In addition to the Rules, Tenant and Tenant’s Invitees (as defined below) use of the Premises and the Project, will be subject to the following additional general covenants and limitations on use.

5.5.1. Tenant shall not do, bring, or keep anything in or about the Premises that will cause a cancellation of any insurance covering the Premises. If the rate of any insurance carried by Landlord is increased as a result of Tenant’s use or Tenant’s failure to continuously use and occupy the Premises, Tenant shall pay the amount of such increase to Landlord, within ten days after Landlord delivers to Tenant a notice of such increase.

5.5.2. No noxious or unreasonably offensive activity shall be carried on, in or upon the Premises by Tenant or Tenant’s Invitees, nor shall anything be done or kept in the Premises which may be or become a public nuisance or which may cause unreasonable embarrassment, disturbance, or annoyance to others in the Project, or on adjacent or nearby property. To that end, Tenant additionally covenants and agrees that no light shall be emitted from the Premises which is unreasonably bright or causes unreasonable glare; no sounds shall be emitted from the Premises which are unreasonably loud or annoying; and no odor shall be emitted from the Premises which is or might be noxious or offensive to others in the Building, on the Project, or on adjacent or near-by property.

5.5.3. No unsightliness shall be permitted in the Premises which is visible from the Common Areas. Without limiting the generality of the foregoing, all equipment, objects, and materials shall be kept enclosed within the Premises and screened from view; no refuse, scraps, debris, garbage, trash, bulk materials, or waste shall be kept, stored, or allowed to accumulate except as may be properly enclosed within appropriate containers in the Premises and promptly and properly disposed of.

5.5.4. The Premises shall not be used for sleeping or washing clothes, nor shall the Premises be used for cooking or the preparation, manufacture, or mixing of anything that might emit any offensive odor or objectionable noises or lights onto the Project or nearby properties.

5.5.5. All pipes, wires, conduit, cabling, poles, antennas, and other equipment/facilities for or relating to utilities, telecommunications, computer equipment, or the transmission or reception of audio or visual signals must be kept and maintained enclosed within the Premises (except to the extent included as part of Landlord’s Work, Tenant’s Work, or otherwise approved by Landlord)

5.5.6. Tenant shall not keep or permit to be kept any bicycle, motorcycle, or other vehicle, nor any animal (excluding seeing-eye dogs), bird, reptile, or other exotic creature in the Premises.

5.5.7. Neither Tenant nor Tenant’s Invitees shall do anything that will cause damage or waste to the Project. Neither the floor nor any other portion of the Premises shall be overloaded. No machinery, equipment, apparatus, or other appliance shall be used or operated in or on the Premises that will in any manner injure, vibrate, or shake all or any part of the Project or be allowed to interfere with the equipment of any other tenant within the Project (or other property owned by Landlord or its affiliates), including, without limitation, interference with transmission and reception of telephone, telecommunications, television, radio, or similar signals.

6. Security Deposit. Upon Tenant’s execution of this Lease, Tenant shall deposit with Landlord, cash in the amount of the Security Deposit set forth in the Principal Lease Provisions, to secure the performance by Tenant of its obligations under this Lease, including without limitation Tenant’s obligations (i) to pay Basic Monthly Rent and Additional Rent (as defined below), (ii) to repair damages to the Premises and/or the Project caused by Tenant or Tenant’s agents, employees, contractors, licensees, and invitees (collectively, “Tenant’s Invitees”), (iii) to surrender the Premises in the condition required by Paragraph 19, below, and (iv) to remedy any other defaults by

Tenant in the performance of any of its obligations under this Lease. If Tenant fails to pay Rent, or otherwise defaults under this Lease, Landlord may use, apply or retain all or any portion of said Security Deposit for the payment of any amount due Landlord or to reimburse or compensate Landlord for any liability, expense, loss or damage which Landlord may suffer or incur by reason thereof. If Landlord uses or applies all or any portion of the Security Deposit, Tenant shall within twenty (20) days after written request therefor deposit monies with Landlord sufficient to restore said Security Deposit to the full amount required by this Lease. Should the Permitted Use be amended to accommodate a material change in the business of Tenant or to accommodate a subtenant or assignee, Landlord shall have the right to increase the Security Deposit to the extent necessary, in Landlord’s reasonable judgment, to account for any increased wear and tear that the Premises may suffer as a result thereof. Landlord shall not be required to keep the Security Deposit separate from its general accounts. Within sixty (60) days after the expiration or termination of this Lease, Landlord shall return that portion of the Security Deposit not used or applied by Landlord. No part of the Security Deposit shall be considered to be held in trust, to earn interest or to be prepayment for any monies to be paid by Tenant under this Lease.

7. Rent and Rent Adjustments.

7.1. Initial Monthly Rent. Tenant shall pay to Landlord as minimum monthly rent, without deduction, setoff, prior notice, or demand (except as otherwise specifically provided in this Lease), the Basic Monthly Rent described in the Principal Lease Provisions (subject to adjustment as provided in Paragraph 7.2 below), in advance, on or before the first day of each calendar month, beginning on the Rent Commencement Date and thereafter throughout the Term. If the Rent Commencement Date is other than the first day of a calendar month, then the Basic Monthly Rent payable by Tenant for the second month of the Term following the Rent Commencement Date (acknowledging that the first month’s rent is payable upon Lease execution) shall be prorated on the basis of the actual number of days during the Term occurring during the first partial calendar month thereof. Notwithstanding the foregoing, if Landlord is delayed in completion of Landlord’s Work due to any Tenant Delays, then in addition to the Basic Monthly Rent payable for the first month of the Term following the Rent Commencement Date, Tenant shall additionally pay to Landlord, upon the Rent Commencement Date, additional rent, at the rate of one-thirtieth of the Basic Monthly Rent per day, for the number of days of such delay.

7.2. Additional Rent. In addition to paying the Basic Monthly Rent pursuant to this Paragraph 7, Tenant shall pay to Landlord (in accordance with Paragraph 8, below), commencing on the seventh (7th) month from the Commencement Date, Tenant’s Share (as defined below) of the annual Direct Expenses. The amounts payable pursuant to this Paragraph, together with other amounts of any kind (other than Basic Monthly Rent) payable by Tenant to Landlord under the terms of this Lease, constitute additional rent for the Premises and are collectively and individually referred to in this Lease as “Additional Rent.”

7.3. General Rental Provisions. All “Rent” (which includes Basic Monthly Rent, and any “Additional Rent” hereunder) shall be paid to Landlord at the same address as notices are to be delivered to Landlord pursuant to the Principal Lease Provisions, as Landlord may change such address from time to time pursuant to the terms of this Lease.

8. Additional Rent.

8.1. Definitions. The following definitions apply in this Paragraph 8 (and elsewhere in this Lease):

8.1.1. Building Operating Costs. Subject to the Excluded Costs (as defined below) relating to the Building, the term “Building Operating Costs” means all expenses, costs, and amounts of every kind or nature that Landlord pays or incurs because of or in connection with the ownership, operation, management, maintenance, or repair of the Building (which includes the land and any parking areas located in or around the Building). Building Operating Costs include, without limitation, the following amounts paid or incurred relative to the Building (a) the cost of supplying utilities to all portions of the Building, including without limitation water, electricity, heating, ventilation, and air conditioning, (b) Tax Expenses relating to the Building, to the extent the Building is separately assessed by the taxing authority, (c) the cost of providing janitorial services for the Building and of operating, managing, maintaining, and repairing all building systems, including without limitation, mechanical, electrical, plumbing, fire/life safety, heating, ventilating, and air conditioning (“HVAC”), and security systems, storm drainage, and elevator systems (the “Building Systems”), and the cost of supplies, tools, and equipment, as well as maintenance and service contracts in connection with the Building Systems, (d) the cost of licenses, certificates, permits, and inspections relating to the operation of the Building, (e) the cost of contesting the validity or applicability of any government enactments that may affect the Building Operating Costs, (f) the cost of maintenance, repair, and restoration of any parking areas located in or around the Building (if any), including, without limitation, resurfacing, repainting, restriping, and cleaning costs, (g) fees, charges, and other costs, including administrative, management fees, and accounting costs (or amounts in lieu of such fees), whether paid to Landlord, an affiliate of Landlord’s, or a third party, consulting fees, legal fees, and accounting fees of all persons engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the operation, management, maintenance, and repair of the Building, which costs will be similar to those charged by similar parties for similar services rendered in the Boulder, Colorado area, (h) wages, salaries, and other compensation and benefits of all persons engaged in the operation, maintenance, repair, or security of the Building plus employer’s Social Security taxes, unemployment taxes, insurance, and any other taxes imposed on Landlord that may be levied on those wages, salaries, and other compensation and benefits. If any of Landlord’s employees and/or contractors provide services for more than one project of Landlord, only the prorated portion of those employees’ and/or contractors’ wages, salaries, other compensation and benefits, and taxes reflecting the percentage of their working time devoted to the Building will be included in the Building Operating Costs, (i) payments under any easement, CC&R’s, license, operating agreement, declaration, restrictive covenant, or other instrument relating to the sharing of costs, (j)

Insurance Expenses (as described in Paragraph 16) for the Building, (k) amortization (including interest on the unamortized cost at a rate equal to the floating commercial loan rate announced from time to time by Bank of America as its “reference rate” (or a comparable rate selected by Landlord if such reference rate ceases to be published) plus three percentage points per annum) of the cost of acquiring or renting personal property used in the maintenance, repair, and operation of the Building, (l) reasonable reserves (it being acknowledged, that, among other amounts, any amount of reserves required by a Lender, as defined below, will be deemed reasonable), (m) the cost to comply with laws, regulations, or codes or changes thereto enacted after the Lease Commencement Date; and (n) the cost of capital improvements including those which (1) are intended as a labor saving or cost saving device or to effect other economies in the maintenance or operation of the Building, or (2) are required under any government law or regulation. All capital expenditures shall be amortized (including interest on the unamortized cost at the rate stated in subparagraph (k) of this Paragraph) over their useful life, as reasonably determined by Landlord.

8.1.2. Intentionally Deleted.

8.1.3. Direct Expenses. “Direct Expenses” means the sum of Operating Expenses plus Insurance Expenses (as such terms are defined below).

8.1.4. Excluded Costs. “Excluded Costs” means the following expenses, as they relate to the Building Operating Costs and the Project Operating Costs (as defined below): (i) the cost of providing any service directly to and paid directly by a single individual tenant, and (ii) costs of any items to the extent Landlord actually receives reimbursement therefor from insurance proceeds, under warranties, or from a tenant or other third party (such costs shall be excluded or deducted, as appropriate, from Operating Expenses in the year in which the reimbursement is received).

8.1.5. Expense Year. “Expense Year” means each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires.

8.1.6. Operating Expenses. “Operating Expenses” means the sum of (i) all Building Operating Costs, and (ii) the Project Operating Costs.

8.1.7. Project Operating Costs. Subject to the Excluded Costs relating to the Project, the term “Project Operating Costs” means all expenses, costs, and amounts of every kind or nature that Landlord pays or incurs because of or in connection with the ownership, operation, management, maintenance, or repair of the Project, including the “Project Common Areas,” which for purposes hereof will include all portions of the Project other than the Building and any other similar office building(s) within the Project from time to time. Project Operating Costs include, without limitation, the following amounts paid or incurred relative to the Project Common Area: (a) the cost of supplying utilities to all portions of the Project Common Area, including without limitation water, electricity, heating, ventilation, and air conditioning, (b) janitorial/cleaning costs and the cost of operating, managing, maintaining, and repairing the Project Common Area and all related systems, including without limitation utility, mechanical, sanitary, storm drainage, and elevator systems, (c) the cost of supplies and tools and of equipment, maintenance, and service contracts in connection with the systems referenced in clause (b), above, (d) the cost of licenses, certificates, permits, and inspections relating to the Project, (e) the cost of contesting the validity or applicability of any government enactments that may affect the Project Operating Costs, (f) costs incurred in connection with the implementation and operation of a parking or transportation management program or similar program, (g) all Tax Expenses, except to the extent such Tax Expenses relate to a separately assessed building in the Project and are separately paid by the tenants of such building (such as pursuant to Paragraph 8.1.1 clause (b), above), (h) fees, charges, and other costs, including administrative, management fees, and accounting costs (or amounts in lieu of such fees), whether paid to Landlord, an affiliate of Landlord’s, or a third party, consulting fees, legal fees, and accounting fees of all persons engaged by Landlord or otherwise reasonably incurred by Landlord in connection with the operation, management, maintenance, and repair of the Project, which costs will be similar to those charged by similar parties for similar services rendered in the Boulder, Colorado area, (i) the cost of parking area and parking structure maintenance, repair, and restoration, including, without limitation, resurfacing, repainting, restriping, and cleaning (excluding costs which are already included as part of the Building Operating Costs relative to any parking areas located under a building, if any), (j) wages, salaries, and other compensation and benefits of all persons engaged in the operation, maintenance, or security of the Project plus employer’s Social Security taxes, unemployment taxes, insurance, and any other taxes imposed on Landlord that may be levied on those wages, salaries, and other compensation and benefits (if any of Landlord’s employees provide services for more than one project of Landlord, only the prorated portion of those employees’ wages, salaries, other compensation and benefits, and taxes reflecting the percentage of their working time devoted to the Project shall be included in Project Operating Costs), (k) any costs or expenses payable pursuant to the provisions of any reciprocal easement and maintenance agreement (or similar instrument or agreement) recorded against the Project either now or in the future including any owner’s association or similar fees, assessments or dues presently or hereafter established for the Project, including payments under any easement, CC&R’s, license, operating agreement, declaration, restrictive covenant, or other instrument relating to the sharing of costs, (l) amortization (including interest on the unamortized cost at a rate equal to the floating commercial loan rate announced from time to time by Bank of America as its reference rate plus three percentage points per annum) of the cost of acquiring or renting personal property used in the maintenance, repair, and operation of the Project, (m) Insurance Expenses (as described in Paragraph 16) for the Project (other than the Building any other similar office building(s) with the Project), (n) reasonable reserves (it being acknowledged, that, among other amounts, any amount of reserves required by a Lender will be deemed reasonable), (o) the cost to comply with laws, regulations, or codes or changes thereto enacted after the Lease Commencement Date, and (p) the cost of capital improvements or other costs including, without limitation, those which (1) are intended as a labor saving device or to effect other economies in the maintenance or operation of all or part of the Project, or (2) are required under any government law or regulation. All capital expenditures shall be amortized (including interest on the unamortized cost at the rate stated in subparagraph (l), above) over their useful life, as reasonably determined by Landlord. Notwithstanding the foregoing, the Project Operating Costs will exclude any Excluded Costs relating to the Project.

8.1.8. Tenant’s Share. “Tenant’s Share” means a fraction, the numerator of which is the total aggregate Rentable Square Feet in the Premises, and the denominator of which is the total aggregate Rentable Square Feet in the Project. As of the Lease Commencement Date, the Tenant’s Share is described in Paragraph 2.9.2 above, subject to adjustment as a result of the verification of the Rentable Square Footages of the Premises and the Building pursuant to Paragraph 7.4 above. If either the Premises or the Project are expanded or reduced, Tenant’s Share shall be appropriately adjusted. Tenant’s Share for the Expense Year in which that change occurs shall be determined on the basis of the number of days during the Expense Year in which each such Tenant’s Share was in effect.

8.2. Adjustment of Operating Expenses. Operating Expenses shall be adjusted as follows:

8.2.1. Gross Up Adjustment When a Project Is Less Than Fully Occupied. If the occupancy of the total Rentable Square Footage of completed, partially occupied buildings within the Project during any part of any Expense Year is less than 95%, Landlord shall make an appropriate adjustment of the variable components of the Operating Expenses for that Expense Year, as reasonably determined by Landlord using sound accounting and management principles, to determine the amount of Operating Expenses that would have been incurred had the Project been 95% occupied. This amount shall be considered to have been the amount of Operating Expenses for that Expense Year. For purposes of this Paragraph 8.2 “variable components” include only those component expenses that are affected by variations in occupancy levels, such as water usage.

8.2.2. Adjustment When Landlord Adds Additional Buildings to the Project. If Landlord constructs additional buildings within the Project during an Expense Year, Landlord shall make an appropriate adjustment to the Operating Expenses for such Expense Year and Tenant’s Share of the Project, as reasonably determined by Landlord to determine the amount of Operating Expenses that would have been incurred for the Expense Year if such building had been complete and 95% occupied during the Expense Year.

8.2.3. Additional Costs. If due to a change in the types of costs being incurred by Landlord as Direct Expenses (such as, for example, the commencement or cessation of security services, but not a mere change in how a particular cost is handled, such as going from an in-house to an outside landscaping service), Direct Expenses need to be adjusted to eliminate the effect of such change, Landlord shall reasonably adjust the Direct Expenses and notify Tenant of such change in writing. Furthermore, Landlord shall have the right to reasonably decrease the amount of the Direct Expenses to eliminate the effect of abnormally high costs, or unusual costs, of a particular type or types (such as, by way of example, abnormally high energy costs associated with the “energy crisis” of 2001) occurring during any Expense Year.

8.2.4. Common Areas. Landlord may elect to partition/separate portions of the Common Areas of the Project such that the Operating Costs associated with such partitioned Common Areas are allocated to particular buildings or parcels within the Project.

8.3. Tax Expenses.

8.3.1. Definition of Taxes and Tax Expenses. “Taxes” means and refers to all federal, state, county, or local government or municipal taxes, fees, charges, or other impositions of every kind or nature, whether general, special, ordinary, or extraordinary. Taxes include taxes, fees, and charges such as real property taxes, general and special assessments, transit taxes, leasehold taxes, and taxes based on the receipt of rent (including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant), and personal property taxes imposed on Landlord’s fixtures, machinery, equipment, apparatus, systems, appurtenances, and other personal property used in connection with the Project or the Building, as the case may be. Notwithstanding the foregoing, the following shall be excluded from Taxes: (a) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal, state, and local income taxes, and other taxes applied or measured by Landlord’s general or net income (as opposed to rents, receipts, or income attributable to operations at the Building), and (b) personal property taxes attributable to property owned or installed by or for other tenants of the Project. “Tax Expenses” means the sum of all Taxes that are paid or incurred by Landlord because of or in connection with the ownership, leasing, and/or operation of the Project from time to time, except to the extent payable by Tenant or any other individual tenant of the Project pursuant to the provisions of such tenant’s lease.

8.3.2. Adjustment of Taxes. For purposes of this Lease, Tax Expenses for any Expense Year shall be adjusted upon a reassessment of the Project resulting from the construction of a new building within the Project to increase the Tax Expenses amount by the amount of Tax Expenses attributable to such new building’s assessed value.

8.3.3. Tenant’s Direct Obligation Re: Taxes. Notwithstanding anything to the contrary contained herein, Tenant shall be solely responsible, as Additional Rent, for paying any portion of the Tax Expenses attributable to any portion of the tenant improvement work (as described in Exhibit “C”) costing in excess of the tenant improvement allowance (as described in Exhibit “C”) or attributable to any Alterations. Such Additional Rent will be payable within ten business days of written demand from Landlord.

8.4. Calculation and Payment of Direct Expenses. Tenant’s Share of the Direct Expenses for any Expense Year shall be calculated and paid as follows. Tenant shall pay to Landlord, on the first day of each calendar month during the Lease Term, as Additional Rent, without notice, demand, offset, or deduction (except as provided below), an amount (“Tenant’s Monthly Payment”) equal to one-twelfth of Tenant’s Share of the amount of the Direct Expenses for each Expense Year, as estimated (and subsequently reconciled) by Landlord in the most recently delivered Estimated Statement (as defined below). Landlord intends to deliver to Tenant, prior to the commencement of each Expense Year during the Lease Term, a written statement (“Estimated Statement”) setting forth Landlord’s estimate of the Direct Expenses allocable to the ensuing Expense Year, and Tenant’s Share of such Direct Expenses. Landlord may, at its option, during any Expense Year, deliver to Tenant a revised Estimated Statement, revising Landlord’s estimate of the Direct Expenses, in accordance with Landlord’s most current estimate. Within approximately 180 days after the end of each Expense Year during the Lease Term, Landlord will deliver to Tenant a written statement (“Actual Statement”) setting forth the actual Direct Expenses allocable to the preceding Expense Year. Tenant’s failure to object to Landlord regarding the contents of an Actual Statement, in writing, within thirty (30) days after delivery to Tenant of such Actual Statement, shall constitute Tenant’s absolute and final acceptance and approval of the Actual Statement. If the sum of Tenant’s Monthly Payments actually paid by Tenant during any Expense Year exceeds Tenant’s Share of the actual Direct Expenses allocable to such Expense Year, then such excess will be credited against future Tenant’s Monthly Payments, unless such Expense Year was the Expense Year during which the Lease Expiration Date occurs (the “Last Calendar Year”), in which event either (i) such excess shall be credited against any monetary default of Tenant under this Lease, or (ii) if Tenant is not in default under this Lease, then Landlord shall (within the time frame for returning Tenant’s Security Deposit) pay to Tenant such excess. If the sum of Tenant’s Monthly Payments actually paid by Tenant during any Expense Year is less than Tenant’s Share of the actual Direct Expenses allocable to such Expense Year, then Tenant shall, within ten days of delivery of the Actual Statement, pay to Landlord the amount of such deficiency. Landlord’s delay in delivering any Estimated Statement or Actual Statement will not release Tenant from its obligation to pay any Tenant’s Monthly Payment or any such excess upon receipt of the Estimated Statement or the Actual Statement, as the case may be. The references in this Paragraph to the actual Direct Expenses allocable to an Expense Year, shall include, if such Expense Year is the Last Calendar Year, the actual Direct Expenses allocable to the portion of such year prior to the Lease Expiration Date, calculated on a pro rata basis, without regard to the date of a particular expenditure, and, as an obligation which shall survive the termination of this Lease, shall be due and payable within ten (10) days after Tenant’s receipt of such Actual Statement.

8.5. Landlord’s Books and Records. If Tenant disputes in writing the amount of Additional Rent stated in an Actual Statement within thirty (30) days of Tenant’s receipt thereof, Tenant may, upon at least five business days notice to Landlord, request an opportunity to inspect Landlord’s records and supporting documentation regarding such Actual Statement. Such inspection must be conducted within sixty (60) days of the date Tenant received the Actual Statement and shall be at Tenant’s sole cost and expense. If Tenant retains an agent to review Landlord’s records, the agent must be with a licensed CPA firm not engaged on a contingency fee basis. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Landlord shall make such records and supporting documentation available to Tenant for its inspection at the business office of Landlord’s property manager for the Building during normal business hours. If Tenant fails to dispute in writing the amount of Additional Rent stated in an Actual Statement within thirty (30) days of Tenant’s receipt thereof, or Tenant’s inspection fails to disclose a discrepancy in such Actual Statement within sixty (60) days after Tenant’s receipt of the Actual Statement in question, then the Actual Statement will be deemed binding on Tenant. If Tenant, within such sixty (60) day period, provides Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Direct Expenses for that year, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Direct Expenses for the calendar year are less than reported, Landlord shall provide Tenant with a credit against the next installment(s) of Monthly Basic Rent in the amount of the overpayment by Tenant, or if all Monthly Basic Rent amounts have been paid, Landlord shall pay Tenant the amount of any overpayment within sixty (60) days. Likewise, if Landlord and Tenant determine that Direct Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within thirty (30) days. The records reviewed by Tenant shall be treated as confidential by Tenant, its agents and consultants and shall not be disclosed to any third party without Landlord’s prior written consent. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Direct Expenses unless Tenant has paid and continues to pay all Rent when due.

9. Utilities and Services.

9.1. Utility Costs. Tenant shall pay when due all bills for gas, water, electricity and other utilities used on the Premises on and after the Rent Commencement Date and through and including the date of expiration of this Lease. If separate utility meters are not already present serving the Premises, Landlord shall have the right at its sole election, to install separate meters for the Building-standard utilities used in the Premises as part of Landlord’s Work.

9.2. Electricity. Electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant either: (i) through inclusion in Direct Expenses (except as provided in Paragraph 9.4 below for excess usage); (ii) by a separate charge payable by Tenant to Landlord within thirty (30) days after billing by Landlord; or (iii) by separate charge billed by the applicable utility company and payable directly by Tenant. Electrical service to the Premises may be furnished by one or more companies providing electrical generation, transmission and distribution services, and the cost of electricity may consist of several components or separate charges for such services, such as generation, distribution and stranded cost charges. Landlord shall have the exclusive right to select any company providing electrical service to the Premises, to aggregate the electrical service for the Building and Premises with other buildings, to purchase electricity through a broker and/or buyers group and to change the providers and manner of purchasing electricity. Landlord shall be entitled to receive a fee from the utility companies (if permitted by applicable law) for the selection of utility companies and the negotiation and administration of contracts for electricity, provided that bona fide savings have been achieved and the amount of such fee shall not exceed fifty percent (50%) of any savings obtained by Landlord.

9.3. Janitorial Service. Intentionally Deleted.

9.4. Over-Standard Tenant Use. Tenant shall not exceed the rated capacity of the Building’s electrical and other utility systems, which systems will be consistent in capacity with other first class office buildings built at or about the same time as the Building. In the event of any damage to any of the Project’s systems caused by Tenant’s use thereof in excess of ordinary and customary usage for a professional office, Tenant shall be responsible for all costs and expenses incurred by Landlord as a result of such over-use. In addition, if Tenant requires any utilities or services described in this Paragraph 9, which are to be provided by Landlord, in excess of the standard levels being provided by Landlord, or during hours other than Building Standard Operating Hours, Landlord shall have the right to impose restrictions on such usage and/or commercially reasonable charges therefore, and Tenant shall pay such charges in full within five days after receipt of Landlord’s written invoice.

9.5. Conduit and Wiring. Installation of all types of conduit and wiring exclusively serving the Premises (other than as part of Landlord’s Work), including but not limited to Tenant’s Work, is subject to the requirements of Paragraph 18, below, Exhibit “C”, and the Landlord’s approval of the location, manner of installation, and qualifications of the installing contractor. All such conduit and wiring will, at Landlord’s option, become Landlord’s property upon the expiration of the Term. Landlord agrees to endeavor to give Tenant notice thirty (30) days prior to expiration of the Term if any conduit or wiring may be left on the Premises at the expiration of the Term. Upon expiration of the Term, Tenant shall remove such conduit and wiring at Tenant’s expense and return the Premises and the Common Areas to their pre-existing condition. If Landlord constructs new or additional utility facilities, including without limitation wiring, plumbing, conduits, and/or mains, resulting from Tenant’s changed or increased utility requirements, Tenant shall on demand promptly pay (or advance) to Landlord the cost of such items as Additional Rent.

9.6. Utilities Generally. Tenant agrees that, except as provided below, Landlord will not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services) or for diminution in the quality or quantity of any service. Such failure, delay, or diminution will not constitute an eviction or a disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease, except that Tenant will be entitled to an equitable abatement of Rent for the period of such failure, delay, or diminution to the extent (i) such failure, delay, or diminution is directly attributable to Landlord’s gross negligence or intentional misconduct, (ii) such failure, delay, or diminution prevents Tenant from using, and Tenant does not use, any portion of the Premises for the conduct of Tenant’s business operations therein, (iii) Tenant was using the Premises or such affected portion for the conduct of Tenant’s business operations immediately prior to the failure, and (iv) such failure, delay, or diminution continues for more than three consecutive full business days after delivery of written notice of such failure, delay, or diminution from Tenant to Landlord. Landlord will not be liable, under any circumstances, for a loss of or injury to property or for injury to or interference with Tenant’s business, including loss of profits through, in connection with, or incidental to a failure to furnish any of the utilities or services under this Paragraph. Notwithstanding the foregoing, Landlord agrees to use reasonable efforts to promptly correct any such interruption of utilities or services. If any governmental authority having jurisdiction over the Project imposes mandatory controls, or suggests voluntary guidelines applicable to the Project, relating to the use or conservation of water, gas, electricity, power, or the reduction of automobile emissions, Landlord, at its sole discretion, may comply with such mandatory controls or voluntary guidelines and, accordingly, require Tenant to so comply. Landlord shall not be liable for damages to persons or property arising out of or relating to any such reduction, nor shall such reduction in any way be construed as a partial eviction of Tenant, cause an abatement of Rent, or operate to release Tenant from any of Tenant’s obligations under this Lease.

10. Maintenance.

10.1. Tenant’s Duties. Tenant shall, at its sole cost, maintain, repair, replace, and repaint, all in first class condition, the interior of the Premises, all Building Systems exclusively serving the Premises and located within the Premises or the walls of the Premises, and any damage to the Premises or the Project resulting from the acts or omissions of Tenant or Tenant’s Invitees. Tenant shall maintain all communications conduit, equipment, and wiring serving the Premises, whether in the Premises or not (and specifically including all of Tenant’s Work and all wiring, equipment, and conduit located on the roof of the Building), regardless of the ownership of said conduit or wiring, subject to Landlord’s reasonable approval of Tenant’s maintenance/repair contractor and manner of maintenance/repair. If Tenant fails to maintain, repair, replace, or repaint any portion of the Premises or the Project as provided above then following ten days’ written notice thereof to Tenant, Landlord may, at its election, maintain, repair, replace, or repaint any such portion of the Premises or the Project and Tenant shall promptly reimburse Landlord, as Additional Rent, for Landlord’s actual cost thereof plus a supervisory fee in the amount of ten percent (10%) of Landlord’s actual cost.

10.2. Landlord’s Duties. Landlord shall, as a part of the Operating Expenses, maintain, repair, replace, and repaint, all in good order and condition, consistent with other first-class office buildings in the vicinity of the Building, the Common Areas and all portions of the interior and exterior of the Building and any other buildings in the Project (including, without limitation, all Building Systems), except to the extent of Tenant’s obligations as set forth in Paragraph 10.1 above. Landlord’s failure to perform its obligations set forth above will not release Tenant of its obligations under this Lease, including without limitation Tenant’s obligation to pay Rent. To the extent allowed by law, Tenant waives the provisions of any law, statute, ordinance, and any similar principles of law with respect to Landlord’s obligations for tenantability of the Premises and Tenant’s right to make repairs and deduct the expense of such repairs from rent.

11. Parking.

11.1. General Parking Rights. Subject to the remaining provisions of this Paragraph 11, Landlord grants to Tenant (for the benefit of Tenant and Tenant’s Invitees) the right to the non exclusive license to use of that number of parking spaces allocable to the Premises pursuant to Paragraph 11.2 below, located within the parking area within the boundaries of and serving the Project (the “Parking Area”). Tenant’s use of the Parking Area shall be subject to such reasonable, non-discriminatory rules as Landlord may, in its sole discretion, adopt from time to time with respect to the Parking Area, including without limitation (i) rules providing for the payment of charges or fees by users of the Parking Area and in such event the charges or fees shall be deemed Additional Rent, (ii) rules limiting tenants of the Project (including, without limitation, Tenant) to the use of, or excluding the use of, certain parking spaces or certain portions of the Parking Area, in order to maintain the availability of accessible parking spaces for clients, guests, and invitees of tenants of the Project, and (iii) rules limiting tenants of the Project (including without limitation Tenant) to the use of a restricted number of parking spaces or a restricted area. Notwithstanding anything to the contrary in this Paragraph, Landlord may, at its election, construct improvements upon or otherwise alter in any manner the Parking Area, provided that Landlord makes parking available to Tenant elsewhere within the Project (or within a reasonable distance from the Premises) that is equal to or greater than the applicable ratio described in Paragraph 11.2 below. Landlord reserves the right to grant certain tenants in the Project the exclusive right to park in specified areas of the Parking Area, to the exclusion of all other tenants. Tenant acknowledges that the exercise of the rights reserved to Landlord under this Paragraph may result in a decrease in the number of parking spaces available to Tenant and Tenant’s Invitees, and no such decrease shall affect Tenant’s obligations under this Paragraph or entitle Tenant to any abatement of Rent, provided the applicable parking ratio described in Paragraph 11.2 below, is maintained or exceeded.

11.2. Parking Ratios. As of the Rent Commencement Date (and subject to temporary interruptions in connection with Landlord’s continued development of the Project, as provided below), the parking ratio within the Project applicable to Tenant will be approximately four spaces per 1,000 Rentable Square Feet (“RSF”) of space within the Premises. The foregoing (4:1,000 RSF) parking ratio includes all spaces within the Project, including covered, uncovered, reserved, unreserved, handicap, and visitor parking spaces.

12. Signs.

12.1. General Signage Conditions. Landlord may at any time change the name of either or both of the Building and/or the Project and install, affix, and maintain all signs on the exterior and interior of the Building and other buildings within the Project as Landlord may, in Landlord’s sole discretion, desire. Tenant shall not have or acquire any property right or interest in the name of the Building or the Project. Subject to Tenant’s signage rights under Paragraph 12.2 below, Tenant may not place, construct, or maintain any sign, advertisement, awning, banner, or other exterior decoration (collectively, “sign”) in the Premises which is visible from the exterior of the Premises, or on the Building or any other portion of the Project, without Landlord’s prior written consent. Any sign that Tenant is permitted by Landlord to place, construct, or maintain in the Premises or on the Building or the Project, including pursuant to Paragraph 12.2 below, shall be at Tenant’s sole cost, comply with Landlord’s sign criteria applicable to the Project, including, without limitation, criteria relating to size, color, shape, graphics, and location (collectively, the “Sign Criteria”), and comply with all applicable laws, ordinances, CC&R’s (or similar recorded instruments), rules, or regulations, and Tenant shall obtain any approvals required by such laws, ordinances, CC&R’s (or similar recorded instruments), rules, and regulations. Landlord makes no representation or warranty with respect to Tenant’s ability to obtain any such approval. Tenant shall, at Tenant’s sole cost, make any changes to any sign, whether in the Premises or on the Building, as required by any new or revised applicable laws, ordinances, rules, or regulations. Tenant shall, additionally, maintain, repair, and replace all of Tenant’s signs (including, specifically, those installed pursuant to Paragraph 12.2 below) in first class condition. Nothing contained in this Paragraph 12 will limit the Landlord’s right to grant signage rights to other tenants of the Building, or to affect the signage rights of any tenant of the Building.

12.2. Tenant’s Individual Signage Rights. Subject to compliance with the requirements of Paragraph 12.1 above, Tenant is hereby granted the following signage rights in/on the Building and at the Project.

12.2.1. Directory/Suite Signage. The Building maintains a Project-standard lobby directory sign. Tenant shall be entitled to one listing on such sign, at Tenant’s expense.

12.2.2. Exterior Signage. Tenant may not, at any time, have any sign on the exterior of the Building or elsewhere outside the Building except as allowed by the next sentence. Throughout any period of time during the Term that Tenant is occupying the entire Premises, Landlord agrees to install, as a part of the tenant improvement work, an identification sign on behalf of Tenant on the existing monument sign in front of the Building and facing 55th Street (the “Monument”). Once installed, Tenant shall thereafter (for so long as such sign remains on the Monument) maintain such sign in first class condition and repair and shall, upon termination of the Term (or such earlier time as such sign must be removed pursuant to this Lease) cause such sign to be professionally removed and cause all damage to the Monument caused by such sign, its existence on the Monument, and its removal, to be repaired. Any such sign will be subject to the requirements of Paragraph 12.1 above. If Tenant ceases to occupy one hundred percent (100%) of the USF of the Premises, Tenant shall, upon Landlord’s request, remove its Monument sign and repair all damage to the Monument caused by such sign and its installation, maintenance, and removal. The signage rights granted to Tenant under this Paragraph are non-exclusive and nothing contained herein will restrict the right of Landlord to grant any other or similar rights to other tenants.

13. Rules, Regulations, and Covenants. Tenant shall observe (and shall cause Tenant’s Invitees to observe) faithfully and comply strictly with any rules and regulations which Landlord may from time to time adopt for the Project (and provide Tenant with a copy of), as well as any recorded easement agreements, maintenance agreements, CC&R’s, or like instruments affecting the Building and/or the Project, whether now existing or hereafter adopted or amended from time to time (all of the foregoing, collectively, “Rules”). Landlord has no duty or obligation to enforce any Rule against any other tenant, and Landlord will not be liable to Tenant for violation of any Rule by any other tenant, or any other tenant’s agents, employees, officers, independent contractors, customers, invitees, visitors, or licensees. Tenant acknowledges that Landlord reserves the right, from time to time, to enter into leases or other agreements by which Landlord agrees to restrict the use of all or any portion of the Project (including the Premises) from certain uses. All such leases and other agreements, whether now existing or entered into in the future, shall be binding upon Tenant and in no event shall Tenant utilize the Premises for any use so prohibited; provided, however, no such restriction may prevent Tenant from using the Premises for the Permitted Use.

14. Early Access/Insurance. If prior to the Rent Commencement Date Tenant desires to make any Alterations (as defined below) to the Premises, perform any of the Tenant’s Work, or install any of Tenant’s personalty, then in addition to complying with the provisions of attached Exhibit “C”, (i) Tenant shall, at Tenant’s sole cost, prior to first entering onto the Project, obtain and thereafter at all times maintain (a) “Builder’s Risk” or “Course of Construction” insurance with respect to such work reasonably satisfactory to Landlord, and (b) all of the insurance to be maintained by Tenant during the Term, and (ii) the Term, and all obligations of Tenant under the provisions of this Lease other than those relating to the obligation to pay Rent, shall be operative. Any work pursuant to this Paragraph shall be subject to all of the provisions of Paragraph 18, below. Nothing in this Paragraph shall be construed as granting permission to Tenant to enter the Premises, or to make any Alterations, prior to the Lease Commencement Date, and no such right shall exist unless specified in Exhibit “C” or agreed to by Landlord in its sole discretion.

15. Tenant Insurance Requirements.

15.1. Public Liability and Property Damage Insurance. Throughout the Lease Term, Tenant shall, at Tenant’s sole cost, maintain commercial general liability and property damage insurance (i) with a combined single limit of liability of not less than $2,000,000, plus excess liability of not less than $5,000,000 including excess umbrella liability, (ii) insuring (a) against all liability of Tenant and Tenant’s Invitees arising out of or in connection with Tenant’s use or occupancy of the Premises, including, without limitation, Tenant’s use, maintenance, repair, and replacement of systems and equipment either contained within the Premises or in air spaces, walls, roof areas, or other portions of the Building or the Project and which exclusively serve the Premises, and (b) performance by Tenant of the indemnity provisions set forth in this Lease, (iii) naming Landlord, its agent, and any Lender as additional insureds as their interests appear, (iv) containing cross liability endorsements, and (vi) which includes products liability insurance (if Tenant is to sell merchandise or other products derived, assembled, or produced from the Premises). Not more frequently than once every year, if in the commercially reasonable opinion of Landlord, the amount of such insurance at that time is not adequate, Tenant shall increase such insurance as reasonably required by Landlord. In addition to the foregoing, throughout the Lease Term, Tenant shall maintain (and provide Landlord with proof of) workers compensation insurance in at least the statutorily required amount.

15.2. Fire and Extended Coverage Insurance. Tenant shall, at Tenant’s sole cost, maintain on Tenant’s Alterations and Tenant’s Personal Property (as defined below) a policy of standard fire and extended coverage and special form insurance, with vandalism and malicious mischief endorsements, and sprinkler damage coverage, in each case to the extent of at least 100 percent of full replacement value, and issued in the name of Tenant, with Landlord, Landlord’s Lender, and Landlord’s designated agent as additional insureds as their interests appear. Such “full replacement value” shall be determined by the company issuing such policy at the time the policy is initially obtained. Not more frequently than once every two years, either Landlord or Tenant may, at its election, notify the other that it elects to have the replacement value redetermined by an insurance company. Such redetermination shall be made promptly and in accordance with the rules and practices of the Board of Fire Underwriters, or a like board recognized and generally accepted by the insurance company, and Landlord and Tenant shall be promptly notified of the results by the insurance company. Such policy shall be promptly adjusted according to such redetermination. The foregoing casualty insurance may be maintained under blanket policies so long as there is no diminution in the quality or availability of the required coverage.

15.3. Business Interruption Insurance. Tenant shall obtain and maintain, throughout the Term, business interruption insurance in amounts sufficient to reimburse Tenant for direct or indirect costs and loss of income for a period not less than one year attributable to all events/perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Project as a result of such events/perils or otherwise.

15.4. Insurance Generally. If Tenant fails during the Term to maintain any insurance required to be maintained by Tenant under this Lease (or is within 48 hours of such a failure), then Landlord may, at its election, arrange for any such insurance, and Tenant shall reimburse Landlord, as Additional Rent, for any premiums for any such insurance within ten business days after Tenant receives a copy of the premium notice. Insurance required to be maintained by Tenant under this Lease shall be in form and content reasonably satisfactory to Landlord and its Lender and (i) shall be issued as a primary policy, by insurance companies authorized to do business in the state in which the Project is located with a Best’s Rating of at least “A-” and a Best’s Financial Size Category rating of at least “X,” as set forth in the most current edition of “Best’s Insurance Reports” (unless otherwise approved by Landlord), or such higher rating as may be required by any Lender, (ii) shall name Landlord, Landlord’s agent(s), and any Lender as additional insureds as their interests appear, (iii) shall consist of “occurrence” based coverage, without provision for subsequent conversion to “claims” based coverage, (iv) shall not be cancelable or subject to reduction of coverage or other modification except after thirty (30) days’ prior written notice to Landlord and any Lender (Note: the words “endeavor to” and “failure to mail such notice shall impose no obligation for liability...” or any words of similar meaning contained in any insurance certificate regarding the obligation set forth in this clause (iv), are unacceptable and these two phrases must be crossed out if they appear in the printed certificate form), and (v) shall not provide for a deductible or co-insurance provision in excess of

$5,000.00. Tenant shall, at least thirty (30) days prior to the expiration of each such policy, furnish Landlord with a renewal of or “binder” extending such policy. Tenant shall promptly, upon request, deliver to Landlord copies of such policy or policies or (if acceptable to Landlord’s Lender) certificates evidencing the existence and amounts of such insurance together with evidence of payment of premiums.

15.5. Waiver of Subrogation. Tenant releases Landlord and Landlord’s guests, invitees, customers and licensees (collectively, “Landlord’s Invitees”) from all claims for damage, loss or injury to Tenant’s Personal Property and to the systems, equipment, fixtures, personalty, and Alterations of Tenant in or on the Premises and the Project to the extent such damage, loss or injury is or would have been covered by any insurance policies required to be carried by Tenant pursuant to this Lease. Tenant shall cause all insurance policies obtained by it pursuant to this Lease to provide (if such provision is generally commercially available) that the insurance company waives all right of recovery by way of subrogation against Landlord in connection with any damage, loss, or injury covered by such policy. Landlord releases Tenant and Tenant’s Invitees from all claims for damage, loss, or injury to Tenant’s Personal Property and to the systems, equipment, fixtures, and Alterations of Tenant in or on the Premises and the Project to the extent such damage, loss, or injury is covered by any insurance policies carried by Landlord and in force at the time of such damage. Landlord shall cause all insurance policies obtained by it pursuant to this Lease to provide (if such provision is generally commercially available) that the insurance company waives all rights of recovery by way of subrogation against Tenant in connection with any such damage, loss, or injury covered by such policy.

16. Landlord’s Insurance. Landlord shall maintain (in addition to such other coverages which Landlord elects to maintain or which its Lender might require) the following insurance, in such amounts and with such limits as Landlord shall determine in its reasonable discretion: (i) public liability insurance; (ii) fire and extended coverage (all risk or special form) insurance; and (iii) boiler and machinery insurance, if applicable. The premiums, costs, expenses, co-insurance payments, and deductibles (or similar costs or charges) of and/or with respect to any insurance maintained from time to time by Landlord (all of the preceding, collectively, “Insurance Expenses”) shall constitute Operating Expenses. Any such coverage may be part of an umbrella or blanket policy, whereupon the premiums, costs, and expenses hereof will be reasonably apportioned between the Project and the other properties so included under such policy(ies).

17. Personal Property Taxes. Tenant shall pay before delinquency all taxes, assessments, license fees, and other charges that are levied or assessed against, or based upon the value of, Tenant’s personal property installed or located in or on the Premises including without limitation trade fixtures, furnishings, equipment, Alterations, and inventory (collectively, “Tenant’s Personal Property”). On written demand by Landlord, Tenant shall furnish Landlord with satisfactory evidence of such payments. If any such taxes, assessments, license fees, and/or other charges are levied against Landlord or Landlord’s property, or if the assessed value of the Premises is increased by the inclusion of a value placed on Tenant’s Personal Property, and if Landlord pays such taxes, assessments, license fees, and/or other charges or any taxes based on the increased assessments caused by Tenant’s Personal Property, then Tenant, on demand, shall immediately reimburse Landlord, as Additional Rent, for the sum of such taxes, assessments, license fees, and/or other charges so levied against Landlord, or the proportion of taxes resulting from such increase in Landlord’s assessment. Landlord may, at its election, pay such taxes, assessments, license fees, and/or other charges or such proportion, and receive such reimbursement, regardless of the validity of the levy.

18. Alterations. Tenant shall not make any alterations, improvements, additions, installations, or changes of any nature in or to the Premises (any of the preceding, “Alterations”) unless Tenant first obtains Landlord’s written consent to such Alteration and otherwise complies with the provisions of this Paragraph 18.

18.1. Request for Consent. At least thirty (30) days prior to making any Alterations, Tenant shall submit to Landlord, in written form, proposed detailed plans of such Alterations, which plans must be in sufficient detail to allow Landlord and its consultants to fully evaluate the proposed Alterations and their effect upon the Premises and the Project. Except as provided in Paragraph 18.2 Landlord shall have the right to grant or withhold its consent to any Alterations in the exercise of its sole and absolute discretion.

18.2. Minor Alterations. Notwithstanding anything to the contrary contain herein, Landlord will not unreasonably withhold, condition, or delay its consent for minor, interior cosmetic Alterations such as painting, wall papering, carpeting or hanging pictures or moving furniture and temporary partitions or cubicles (the aggregate cost of which will not exceed $20,000.00, and which Alterations will not be visible from outside the Premises or affect any structural components of the Project) so long as (i) Tenant notifies Landlord in writing of the nature and extent of such Alterations at least thirty (30) days before commencing such Alterations (which information must have sufficient detail to, among other things, provide Landlord with reasonable evidence that such Alterations fall within the scope of this Paragraph 18.2), and (ii) Tenant complies with all reasonable conditions which may be imposed by Landlord including, but not limited to, the requirements of Paragraph 18.3 below, Landlord’s selection of specific contractors or construction techniques and the requirements of the attached Exhibit “C.” Any Alterations meeting the foregoing requirements are referred to herein as a “Minor Alterations”).

18.3. Additional Requirements. Tenant shall, prior to the commencement of any Alterations, and at Tenant’s sole cost, (i) acquire (and deliver to Landlord a copy of) any required permit from the appropriate governmental agencies to make such Alterations (any conditions of which permit Tenant shall comply with, at Tenant’s sole cost, in a prompt and expeditious manner), (ii) provide Landlord with ten (10) business days’ prior written notice of the date the installation of the such Alterations is to commence, so that Landlord can post and record an appropriate notice of non-responsibility, (iii) pay Landlord the reasonable costs and expenses of Landlord for architectural, engineering, or other consultants which reasonably may be incurred by Landlord in determining whether to approve any such Alterations, and (iv) if applicable, obtain (and deliver to Landlord proof of) reasonably adequate workers compensation insurance with respect to any of Tenant’s employees installing or involved with such Alterations (which insurance Tenant shall maintain on an occurrence basis in force until completion of the Alterations). In addition, Tenant shall comply with all reasonable conditions which may be imposed by Landlord relative to such Alterations including, but not limited to, Landlord’s selection of specific contractors or construction techniques and the requirements of the attached Exhibit “C.”

18.4. Ownership of Alterations. All Alterations shall, upon the Expiration Date of this Lease, become the property of Landlord and shall remain on and be surrendered with the Premises on the Expiration Date; except that, Landlord may, at its election, require Tenant to remove any or all of the Alterations, provided that Landlord notifies Tenant in writing of such requirement prior to Tenant’s commencement of the Alterations. If Landlord so elects to have the Alterations removed, Tenant shall, at its sole cost, on or before the Expiration Date, repair and restore the Premises to the condition of the Premises prior to the installation of the Alterations which are to be removed. Tenant shall pay all costs for Alterations and other construction done or caused to be done by Tenant and Tenant shall keep the Premises free and clear of all mechanics’ and materialmen’s liens resulting from or relating to any Alterations or other construction. Tenant may, at its election, contest the correctness or validity of any such lien provided that (a) within twenty (20) days after written demand by Landlord, Tenant procures and records a lien release bond, issued by a corporation satisfactory to Landlord and authorized to issue surety bonds in Colorado, in an amount equal to One Hundred Fifty percent (150%) of the amount of the claim of lien, and (b) Landlord may, at its election, require Tenant to pay Landlord’s attorneys’ fees and costs incurred in participating in such an action.

19. Surrender of Premises and Holding Over. On the Expiration Date, Tenant shall surrender to Landlord the Premises and all Alterations (except for Alterations that Tenant is obligated to remove as expressly set forth above) in a first class and clean condition, less any normal wear and tear, free of trash and debris including cleaning of all flooring; all walls shall be patched; all signage installed by Tenant on any portion of the Buildings or Project shall be removed and the surfaces repaired, including restoration of the signage mounting surfaces to their pre-existing condition; all sign circuits, electrical circuits, and lighting fixtures shall be in good operating condition; all roof penetrations arising from Tenant’s occupancy of the Premises shall be in a watertight condition; and all doors, windows, locks, and hardware shall be in operable condition upon the termination of this Lease. Tenant shall additionally, as of the Expiration Date, remove all of Tenant’s Personal Property and perform all repairs and restoration required by the removal of any Alterations or Tenant’s Personal Property, and Tenant shall surrender to Landlord all keys to the Premises (including without limitation any keys to any exterior or interior doors). Landlord may elect to retain or dispose of in any manner any Alterations or Tenant’s Personal Property that Tenant does not remove from the Premises on the Expiration Date as required by this Lease by giving written notice to Tenant. Any such Alterations or Tenant’s Personal Property that Landlord elects to retain or dispose of shall immediately upon notice to Tenant vest in Landlord. Tenant waives all claims against Landlord for any damage to Tenant resulting from Landlord’s retention or disposition of any such Alterations or Tenant’s Personal Property. Tenant will be liable to Landlord for Landlord’s costs for storing, removing (including related restoration work), or disposing of any such Alterations or Tenant’s Personal Property. If Tenant fails to surrender the Premises to Landlord on the Expiration Date in the condition required by this Paragraph, Tenant shall indemnify, defend, and hold Landlord harmless from and against all liabilities, damages, losses, costs, expenses, attorneys’ fees, and claims resulting from such failure, including without limitation any claim for damages made by a succeeding tenant. If Tenant, with Landlord’s consent, remains in possession of the Premises after the Expiration Date, such possession by Tenant shall be deemed to be a month to month tenancy terminable on thirty (30) days’ written notice given at any time by Landlord or Tenant. During any such month to month tenancy, or any other holdover tenancy which is without Landlord’s consent, Tenant shall pay, as Basic Monthly Rent, One Hundred Fifty percent (150%) of the Basic Monthly Rent in effect immediately prior to the Expiration Date; which rental amount Tenant acknowledges is fair and reasonable under all of the facts and circumstances existing as of the date of this Lease. All provisions of this Lease except for those pertaining to Term shall apply to any such tenancy.

20. Default. The occurrence of any of the following shall constitute a material default and breach of this Lease by Tenant (each an “Event of Default”):

20.1. The abandonment or vacation of the Premises by Tenant. For purposes of this Lease, a vacation of the Premises shall be deemed to occur if Tenant fails to occupy the Premises without providing a commercially reasonable level of security to minimize vandalism or where coverage or cost of the property insurance described in Paragraph 16 is jeopardized or increased, as applicable.

20.2. Tenant’s failure to make any payment of Rent (including late charges) as and when due. No grace period prior to the imposition of a late charge pursuant to Paragraph 22, below, shall extend the date when such Rent is due and payable, and Tenant shall be in default under this Lease if such payment is not timely made. In the case of Basic Monthly Rent, payments must be received on or before the first day of each calendar month, and Tenant shall be in default if such Rent is not paid within ten (10) days of such date.

20.3. Tenant’s failure to observe or perform any of the provisions of this Lease to be observed or performed by Tenant, other than described in the preceding two paragraphs, where such failure shall continue for a period of fifteen (15) days after written notice of such failure from Landlord to Tenant; provided, however, that any such notice shall be in lieu of, and not in addition to, any notice required under applicable unlawful detainer statutes; and provided further, that if the nature of Tenant’s default is such that more than fifteen (15) days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commenced such cure within such fifteen (15) day period and thereafter diligently prosecutes such cure to completion within ninety (90) days after Landlord’s written notice or such additional time as may be reasonably agreed to between the parties to effect such cure. Such written notice will be deemed to satisfy the statutory notice requirements of applicable unlawful detainer statutes and will be in lieu thereof (and not in addition thereto). Tenant acknowledges that Landlord only agreed to the inclusion of such notice requirement on the condition that such notice would constitute the legally required notice following a default and Tenant waives any claim, counterclaim, or defense to any action relating to an unlawful detainer on the basis that such notice, was insufficient to meet such statutory notice requirement or was in any other manner defective, and Tenant agrees that it will be estopped from raising any such argument in any action by Landlord.

20.4. The making by Tenant of any general arrangement or assignment for the benefit of creditors; Tenant’s becoming bankrupt, insolvent or a “debtor” as defined in 11 U.S.C. Section 101, or any successor statute (unless, in the case of a petition filed against Tenant, such petition is dismissed within sixty (60) days after its original filing); the institution of proceedings under the bankruptcy or similar laws in which Tenant is the debtor or bankrupt; the appointing of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease (unless possession is restored to Tenant within sixty (60) days after such taking); the attachment, execution, or judicial seizure of substantially all of Tenant’s assets located at the Premises or Tenant’s interest in this Lease (unless such attachment, execution, or judicial seizure is discharged within sixty (60) days after such attachment, execution, or judicial seizure).

20.5. The occurrence of any of the events described in Paragraph 20.4 above, affecting the Guarantor named in the Principal Lease Provisions, or, if the Guarantor is an entity, the dissolution or other cessation of existence of the Guarantor.

21. Landlord’s Remedies. Landlord shall have the following remedies if Tenant commits an Event of Default under this Lease. These remedies are not exclusive, but are cumulative and in addition to any remedies provided elsewhere in this Lease or now or later allowed by law.

21.1. Continuation of Lease. No act by Landlord shall terminate Tenant’s right to possession unless Landlord notifies Tenant in writing that Landlord elects to terminate Tenant’s right to possession. As long as Landlord does not terminate Tenant’s right to possession, Landlord may (i) continue this Lease in effect, (ii) continue to collect Rent when due and enforce all the other provisions of this Lease, and (iii) enter the Premises and relet them, or any part of them, to third parties for Tenant’s account, for a period shorter or longer than the remaining Term of this Lease. Tenant shall immediately pay to Landlord all costs Landlord incurs in such reletting, including, without limitation, brokers’ commissions, attorneys’ fees, advertising costs, and expenses of remodeling the Premises for such reletting.

21.2. Rent from Reletting. If Landlord elects to relet all or any portion of the Premises as permitted above, rent that Landlord receives from such reletting shall be applied to the payment of, in the following order and priority, (i) any indebtedness from Tenant to Landlord other than Rent due from Tenant, (ii) all costs incurred by Landlord in such reletting, and (iii) Rent due and unpaid under this Lease. After applying such payments as referred to above, any sum remaining from the rent Landlord receives from such reletting shall be held by Landlord and applied in payment of future Rent as it becomes due under this Lease. In no event shall Tenant be entitled to any excess rent received by Landlord unless and until all obligations of Tenant under this Lease, including all future obligations, are satisfied in full.

21.3. Termination of Tenant’s Right to Possession. Landlord may terminate Tenant’s right to possession of the Premises at any time, by notifying Tenant in writing that Landlord elects to terminate Tenant’s right to possession. Such written notice will result in the immediate termination of this Lease upon the date such right of possession is terminated. Upon termination of this Lease, Landlord has the right to recover from Tenant (i) the worth at the time of the award of the unpaid Rent which had been earned at the time of such termination, (ii) the worth at the time of the award of the amount by which the unpaid Rent which would have been earned after such termination until the time of award exceeds the amount of such loss of Rent that Tenant proves could have been reasonably avoided, (iii) the worth at the time of the award of the amount by which the unpaid Rent for the balance of the Term after the time of award (had there been no such termination) exceeds the amount of such loss of Rent that Tenant proves could be reasonably avoided, and (iv) any other amount necessary to compensate Landlord for all detriment caused by Tenant’s failure to perform Tenant’s obligations under this Lease or in the ordinary course of things would be likely to result therefrom. The “worth at the time of the award” of the amounts referred to in clauses (i) and (ii) above is to be computed by allowing interest at the Default Rate. The “worth at the time of the award” of the amount referred to in clause (iii) above is to be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent.

21.4. Landlord’s Right to Cure Default. Landlord, at any time after Tenant commits an Event of Default, may cure such Event of Default at Tenant’s sole cost. If Landlord at any time, by reason of Tenant’s default or breach, pays any sum or does any act that requires the payment of any sum, such sum shall be due immediately from Tenant to Landlord at the time such sum is paid, along with a supervisory fee in the amount of ten percent (10%) of such amount so expended by Landlord, and shall be deemed Additional Rent under this Lease. If Tenant fails to timely pay any amount due under this Paragraph within ten business days of receipt of Landlord’s invoice for such costs, then (without curing such default) interest at the Default Rate shall accrue (and be immediately payable) on such overdue amount until it is paid.

21.5. Enforcement Costs. All costs and expenses incurred by Landlord in connection with collecting any amounts and damages owing by Tenant pursuant to the provisions of this Lease, or to enforce any provision of this Lease, including reasonable attorneys’ fees, whether or not any action is commenced by Landlord, shall be paid by Tenant to Landlord upon demand. If Tenant fails to timely pay any amount due under this Paragraph, then (without curing such default) interest at the Default Rate shall accrue (and be immediately payable) on such overdue amounts until it is paid.

21.6. Waiver of Right of Reinstatement and Trial by Jury. TENANT HEREBY WAIVES ANY AND ALL RIGHTS, IF ANY, UNDER ANY LAWS AND RULES OF LAW FROM TIME TO TIME IN EFFECT DURING THE LEASE TERM PROVIDING THAT TENANT SHALL HAVE ANY RIGHT TO REDEEM, REINSTATE OR RESTORE THIS LEASE FOLLOWING ITS TERMINATION BY REASON OF TENANT’S BREACH. TENANT ALSO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF OR RELATING TO THIS LEASE.

22. Interest and Late Charges. Late payment by Tenant to Landlord of Rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be impracticable or extremely difficult to fix. Such costs include, without limitation, processing, collection and accounting charges, and late charges that may be imposed on Landlord by the terms of any deed of trust covering the Premises. Therefore, if any Rent (in the form of good funds) is not received by Landlord within ten (10) days of its due date, then, without any requirement for notice to Tenant, Tenant shall pay to Landlord an additional sum of five percent (5%) of such overdue amount as a late charge. Such late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of any late payment by Tenant, and therefore this Paragraph is reasonable under the circumstances existing at the time this Lease is made. Acceptance of such late charge by Landlord shall not constitute a waiver or cure of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord under this Lease. In addition to the late charge payable by Tenant, as provided above, if any such Rent is not paid within thirty (30) days of the date such Rent was due, then Tenant shall pay to Landlord interest on such overdue Rent (from such thirty (30)th day until all amounts, including interest, are paid in full) at the rate of four percent (4%) above the “reference rate” announced from time to time by Bank of America, NA (the “Default Rate”). If such reference rate ceases to be announced, then a comparable “prime rate” shall be utilized, as selected by Landlord.

23. Landlord Default – Tenant’s Remedies. If Landlord fails to cure a default by Landlord within any applicable cure period (or if no cure period is specified, then within thirty (30) days of written notice from Tenant setting forth the nature of the claimed default; provided, however, if the nature of the cure of such default will reasonably require more than thirty (30) days to complete, then such thirty (30) day period will be extended for such additional time as may be necessary for Landlord to complete such cure), Tenant may, as Tenant’s sole remedy, remedy such default, whereupon so long as Tenant is not in default under any of its obligations under this Lease, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs incurred by Tenant to remedy such default within thirty (30) days after receipt of Tenant’s written demand therefor, together with copies of the paid invoices evidencing the costs so incurred. In no event will Tenant have any right to offset any amount owed by Landlord (regardless of whether Landlord is in default hereunder) against Tenant’s monetary obligations under this Lease. In the event that Tenant does not have use of the Premises and vacates the Premises or cannot exercise its rights of quiet enjoyment due to Landlord’s default, all Rent due during the period of default will be abated to the extent that the Premises are unusable in whole or in part.

24. Payment of Rent by Cashier’s Check. If a late charge is payable under this Lease, whether or not collected, for two or more installments of Basic Monthly Rent or other Rent due under this Lease, or if any two payments made by Tenant in the form of a personal or business check is returned by the bank it was drawn upon for whatever reason, including but not limited to insufficient funds, then Landlord, at Landlord’s option, may require Tenant to submit future payments to Landlord in the form of a certified cashier’s check, money order, or by wire transfer. Tenant’s obligation to provide payment in the aforementioned manner shall continue in full force and effect until Landlord, in its sole discretion, determines otherwise. Tenant further agrees to reimburse Landlord, as Additional Rent, Landlord’s actual costs imposed by Landlord’s bank or financial institution arising from Tenant’s returned check(s). These costs shall be in addition to any late charges payable by Tenant pursuant to this Lease.

25. Destruction. If the Building is totally or partially destroyed during the Term, rendering the Premises totally or partially inaccessible or unusable, then, subject to the remainder of this Paragraph, (i) Landlord shall promptly commence work necessary to restore the Building to substantially the same condition as it was in immediately before such destruction and shall diligently prosecute such restoration work until completed, (ii) Landlord shall not be required to restore Tenant’s Alterations or Tenant’s Personal Property, unless they are specifically covered by insurance proceeds received by Landlord, such excluded items being the sole responsibility of Tenant to restore, (iii) such destruction shall not terminate this Lease (except as provided below), and (iv) all obligations of Tenant under this Lease shall remain in effect, except that the Basic Monthly Rent and Additional Rent shall be abated or reduced, between the date of such destruction and the date of Substantial Completion of restoration, by the ratio of (a) the Rentable Square Footage of the Premises rendered unusable or inaccessible by the destruction, to (b) the Rentable Square Footage of the Premises prior to such destruction. Notwithstanding anything to the contrary in this Paragraph, either party shall have ten business days from the date of Landlord’s determination that this sentence applies to the subject destruction/reconstruction, in which to terminate this Lease if Landlord determines that (1) the existing laws do not permit such restoration, or (2) such destruction (which is not de minimis in nature) occurs during the last year of the Term. Additionally, Landlord may, at its election, terminate this Lease by so notifying Tenant in writing on or before the later of one hundred twenty (120) days after such destruction or thirty (30) days after Landlord’s receipt of the proceeds (or written notice of the amount of proceeds) from insurance maintained by Landlord, if (I) such destruction exceeds twenty percent (20%) of the then replacement value of the Premises, the Building, or the Project, or (II) Landlord reasonably determines that the cost of such restoration will exceed the amount of insurance proceeds relating to such destruction actually received by Landlord from insurance maintained by Landlord, excluding deductibles. If Landlord or Tenant so terminates this Lease, then (x) Landlord shall have no obligation to restore the Project, (y) Landlord shall retain all insurance proceeds relating to such destruction, and (z) this Lease shall terminate as of thirty (30) days after such notice of termination from Landlord to Tenant. If Landlord restores the Premises following any such destruction, Tenant shall immediately refixturize, re-equip, and (if applicable) restock the Premises and shall re-open the Premises for business as soon thereafter as is reasonably practicable. If Tenant does not intend to so reopen the Premises for business, it must notify Landlord in writing within twenty (20) business days of such damage or destruction, whereupon Landlord may cease its repair work and terminate this Lease. Additionally, if Landlord fails to Substantially Complete such restoration work within one year, Tenant may, by thirty (30) days’ written notice to Landlord delivered after such year (during which period of time such restoration is not Substantially Completed), terminate this Lease.

26. Condemnation. If during the Term, there is any taking of all or any part of the Premises or the Project or any interest in this Lease by the exercise of any governmental power, whether by legal proceedings or otherwise, by any public or quasi public authority, or private corporation or individual, having the power of condemnation (any of the preceding a “Condemnor”), or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending (any of the preceding, a “Condemnation”), the rights and obligations of Landlord and Tenant shall be determined pursuant to this Paragraph. If such Condemnation is of the entire Premises, then this Lease shall terminate on the date the Condemnor takes possession of the Premises (the “Date of Condemnation”). If such Condemnation is of any portion, but not all, of the Premises, then this Lease shall remain in effect, except that, if the remaining portion of the Premises is rendered unsuitable for Tenant’s continued use of the Premises, as determined by Tenant in its good faith business judgment, then Tenant may elect to terminate this Lease, by so notifying Landlord in writing (the “Termination Notice”) within thirty (30) days after the date that the nature and extent of the Condemnation have been determined. If such Condemnation is of a portion of the Project (including, without limitation, any portion of the Common Areas) and Landlord, in the exercise of its good faith business judgment, determines that the remaining portion of the Project cannot be feasibly and/or economically operated by Landlord, then Landlord shall have the right to terminate this Lease by providing a Termination Notice to Tenant. Such termination shall be effective on the earlier of (i) the date that is thirty (30) days after the giving of the Termination Notice, or (ii) the Date of Condemnation. If neither party, as applicable, provides the Termination Notice within such thirty (30) day period, then all obligations of Tenant under this Lease shall remain in effect, except that (unless the Premises are restored as set forth below) Basic Monthly Rent shall be reduced by the ratio of (a) the Rentable Square Footage of the Premises taken to (b) the Rentable Square Footage of the Premises immediately prior to the Date of Condemnation. Notwithstanding anything to the contrary in this Paragraph, if, within thirty (30) days after Landlord’s receipt of the Termination Notice, Landlord notifies Tenant that Landlord at its cost will add to the remaining Premises (or substitute for the Premises other comparable space in the Project) so that the Rentable Square Footage of the Premises will be substantially the same after the Condemnation as they were before the Condemnation, and Landlord commences the restoration promptly and completes it within one hundred fifty (150) days after Landlord so notifies Tenant, then all obligations of Tenant under this Lease shall remain in effect, except that Basic Monthly Rent and Additional Rent shall be abated or reduced during the period from the Date of Condemnation until the completion of such restoration by the ratio of (A) the Rentable Square Footage of the Premises taken to (B) the Rentable Square Footage of the Premises immediately prior to the Date of Condemnation. Unless Landlord restores the Premises pursuant to the preceding sentence, or unless Tenant gives to Landlord the Termination Notice within the relevant thirty (30) day period, Tenant at its sole cost shall accomplish any restoration required by Tenant to use the Premises. A temporary Condemnation of the Premises, or any part of the Premises, for less than one hundred twenty (120) days, shall not constitute a Condemnation under this Paragraph; but the Basic Monthly Rent shall abate as to the portion of the Premises affected during such temporary Condemnation. All compensation, sums, or anything of value awarded, paid, or received on a total or partial Condemnation (the “Award”) shall belong to and be paid to Landlord. Tenant shall have no right to any part of the Award, and Tenant hereby assigns to Landlord all of Tenant’s right, title, and interest in and to any part of the Award, except that Tenant shall have the right to separately pursue a claim (to the extent it will not reduce Landlord’s Award) against the Condemnor for the value of Tenant’s Personal Property or for moving or relocation expenses.

27. Assignment and Other Transfers.

27.1. Restriction on Transfer. Without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed and except as permitted by Paragraph 27.3 below, none of the following shall occur (nor be permitted by Tenant to occur), voluntarily, involuntarily, by operation of law, or otherwise (any of the following, a “Transfer”): (i) any assignment, sublease, disposition, sale, concession, license, license agreement for the use of any portion of the Premises, mortgage, encumbrance, hypothecation, pledge, collateral assignment, or other transfer, by Tenant of this Lease, any interest in this Lease, or all or any portion of the Premises; or (ii) any assignment, disposition, sale, transfer, acquisition, or issuance of equitable interests (whether stock, partnership or otherwise) in Tenant, to or by any person, entity, or group of related persons or affiliated entities, whether in a single transaction or in a series of related or unrelated transactions, which results in such person, entity, or group holding (or assigning, transferring, disposing of, or selling) a controlling interest of the aggregate issued and outstanding equitable interests in Tenant.

27.2. Transfer Provisions Generally. Landlord shall not be liable in damages to Tenant or to any proposed subtenant, assignee or other transferee (any of the preceding a “Proposed Transferee”) if such consent is adjudicated to have been unreasonably withheld, and, in such event, Tenant’s sole remedy shall be to have the proposed Transfer declared as valid as if Landlord’s consent had been given, although Tenant shall be entitled to reasonable attorney’s fees and reasonable out of pocket expenses if Tenant is the prevailing party in such litigation. At least thirty (30) days prior to entering into any proposed Transfer, Tenant shall submit to Landlord a written notice (“Tenant’s Notice”) which includes or sets forth in reasonable detail (i) the form of the proposed Transfer, including without limitation all related agreements, documents, instruments, exhibits, and escrow instructions, (ii) the name and address of the Proposed Transferee, (iii) the terms and conditions of the proposed Transfer, including without limitation the economics of such Proposed Transfer and the commencement or effective date of the proposed Transfer, which shall be at least thirty (30) days after Tenant’s Notice is given, and (iv) the nature, character, and current financial information and references with respect to the Proposed Transferee and the business of the Proposed Transferee, in reasonably sufficient detail to enable Landlord to determine the Proposed

Transferee’s financial responsibility. Within 15 business days or thereafter as soon as is reasonably practicable after Landlord’s receipt from Tenant of such sum and Tenant’s Notice, and all documentation requested of Tenant by Landlord, Landlord shall use its best efforts to notify Tenant whether Landlord has consented to the proposed Transfer. Any consent by Landlord to any proposed Transfer shall not constitute a consent with respect to any other Transfer. If Landlord consents to any proposed Transfer, and Tenant fails to consummate such Transfer within sixty (60) days of the commencement or effective date of the proposed Transfer (as set forth in Tenant’s Notice) or, if Tenant’s Notice fails to identify such a date, then within 90 days of the Tenant’s Notice, then such consent shall be deemed withdrawn and Tenant shall be required again to comply with this Paragraph before making a Transfer. Landlord shall not have unreasonably withheld its consent with respect to any Transfer if (among other things) (i) Landlord shall not have received such sum or Tenant’s Notice, (ii) if the nature or character of the Proposed Transferee is not in keeping with the dignity and character of the Building and the surrounding area, (iii) if the Proposed Transferee is either a governmental agency or an instrumentality of one, (iv) the Proposed Transferee is a current tenant in the Project or a party with which Landlord engaged in negotiations for the leasing of space at the Project within four months prior to Tenant’s Notice, (v) the Proposed Transferee’s proposed use is materially and adversely different than the Permitted Use or Tenant’s prior use, if the proposed Transfer will result in the diminution of the value or marketability of the Building or the Project, (vi) Landlord is not reasonably satisfied that the Proposed Transferee is creditworthy, or (vii) the proposed Transfer will conflict with or result in a breach of any of the provisions of, or constitute a default under, any agreement, instrument, or document to which Landlord is a party or by which the Project may be bound. No Transfer shall release or discharge Tenant from any liability, whether past, present, or future, under this Lease, and Tenant shall continue to remain directly liable under this Lease (and not as a mere surety). Tenant irrevocably assigns to Landlord, as security for Tenant’s obligations under this Lease, all rent and other amounts generated from any Transfer, and Landlord, as assignee, may collect such rent and other amounts and apply them toward Tenant’s obligations under this Lease; except that, unless a default occurs under this Lease, Tenant shall have the right to collect such rent and other amounts. Unless otherwise agreed to by all parties, the Tenant’s Security Deposit (if any) shall be retained by Landlord and returned to the lawful tenant in possession of the Premises at the time of the Lease termination, subject to the terms and conditions of Paragraph 6 of this Lease. Any Transfer documentation shall contain the following provisions, which provisions whether contained in such Transfer documentation or not, shall apply to such Transfer: (a) Such Transfer shall be subject and subordinate to, and the Proposed Transferee shall agree for the express benefit of the Landlord to assume and be bound by, all provisions of this Lease; (b) No Proposed Transferee shall be permitted to enter into any Transfer without Landlord’s prior written consent; and (c) At Landlord’s option, in the event of cancellation or termination of this Lease for any reason or the surrender of this Lease, whether voluntarily, involuntarily, by operation of law or otherwise, prior to the expiration of such Transfer, the Proposed Transferee shall make full and complete attornment to Landlord for the balance of the term of such Transfer. Such attornment shall be evidenced by an agreement in form and substance reasonably satisfactory to Landlord that the Proposed Transferee shall execute and deliver to Landlord within five days after request by Landlord. Tenant shall promptly reimburse Landlord for Landlord’s reasonable and actual cost of reviewing, consenting to, rejecting, and/or consummating any proposed Transfer, including without limitation reasonable attorneys’ fees and costs/fees of Landlord’s Lender in connection therewith. If Tenant fails to pay such amount within thirty days of written demand, Tenant shall be in default hereunder and Landlord shall have the right, in addition to its other rights and remedies under this Lease, to revoke its prior approval of the proposed Transfer if such Proposed Transferee has not yet taken over possession of the Premises.

27.3. Excess Rent and Recapture. Tenant shall promptly pay to Landlord, as and when received, one hundred percent (100%) of all rents and other consideration of whatever nature, payable by the Proposed Transferee (or receivable by Tenant) pursuant to or as a result of any Transfer, after all of Tenant’s reasonable third-party expenses for attorneys fees, brokers fees and tenant improvement costs incurred in connection with such Transfer are deducted, which exceed (i) in the case of a sublease of a portion of the Premises, the portion of the Basic Monthly Rent that is allocable to the portion of the Premises subleased (such allocation based on the Rentable Square Footage of the portion subleased), or (ii) in the case of any other Transfer, the Basic Monthly Rent. Landlord additionally has the right, in the event Tenant indicates in the Tenant’s Notice that it desires to assign this Lease or sublet greater than 50% of the Premises, at its election, by giving written notice (the “Recapture Notice”) to Tenant within 7 days after receipt of Tenant’s Notice, to recapture the Premises and terminate this Lease. If Landlord elects to exercise such right and delivers a Recapture Notice to Tenant, this Lease shall automatically be deemed terminated as of the commencement or effective date stated in Tenant’s Notice for the proposed Transfer, and Tenant shall surrender possession of the Premises as of such date (and any failure to do so shall constitute a default hereunder). Landlord’s giving of a Recapture Notice shall not constitute Landlord’s consent to Tenant’s proposed Transfer.

27.4. Permitted Transfers. Notwithstanding anything to the contrary contained hereinabove, so long as such Transfer complies with all requirements of this Section 14, Tenant may assign or sublease all or any portion of the Premises to the following parties (each, a “Permitted Transfer”): (i) any subsidiary or affiliate in which Tenant owns a substantial interest; (ii) any parent of Tenant; (iii) any subsidiary or affiliate in which Tenant's parent owns a substantial interest; or (iv) any corporation into which Tenant may be merged or consolidated or which purchases all or substantially all of the assets or stock of Tenant provided that the resulting corporation has a net worth at least equal to Tenant's net worth as of the date hereof. Not less than 30 days prior to the effective date of such transaction, Tenant will provide Landlord with documentation evidencing such transaction and such other evidence as Landlord may reasonably require to establish that such transaction falls within the terms and conditions of this Paragraph 27.4.

28. Landlord’s Reserved Rights. Landlord, as owner of the Project, in addition to Landlord’s other rights, reserves the right from time to time: (i) to temporarily utilize portions of the Common Areas for, among other things, entertainment, outdoor shows, displays, automobile and other product shows, the leasing of kiosks, or such other uses which, in Landlord’s reasonable judgment, are appropriate; (ii) to utilize the lighting standards and other areas or improvements in the Common Areas for advertising, notice purposes, or other reasonable purposes; (iii) to close any of the Common Areas to the extent required in the opinion of Landlord’s legal counsel to prevent a dedication of any of the Common Areas or the accrual of any rights to any person or to the public in and to any portion of the Common Areas; (iv) to close, temporarily, any of the Common Areas for maintenance purposes; (v) to designate other property outside the boundaries of the Project to become part of the Common Areas; (vi) to close off or otherwise utilize portions of the Common Areas while constructing improvements or making repairs or alterations to any portion of the Project; (vii) to utilize portions of the Common Areas, on a temporary basis, as a staging area for any construction work by Landlord or its affiliates, agents, tenants, or contractors; and (viii) to make any changes to the Common Areas, or any part of the Project, including without limitation changes to buildings or other improvements, the addition of new buildings or other improvements, and/or changes in (among other things) the location of driveways, entrances, exits, vehicular parking spaces, or the direction of the flow of traffic. In exercising such rights, Landlord agrees to use commercially reasonable efforts to minimize any interference with Tenant’s use of the Premises.

29. Continued Development of Project. Tenant acknowledges that the development of the Project is continuing and may, at Landlord’s election, include the construction of additional buildings and improvements within the Project, including in areas which currently constitute Common Areas. Tenant is entering into this Lease with a full understanding of the possible ramifications/effects of such future development work on its tenancy and the rental charged hereunder takes such factors into account.

30. Access by Landlord. Landlord and any of Landlord’s Invitees (as defined below) shall have the right to enter the Premises at all reasonable times, during normal business hours if feasible under the circumstances, and upon 24 hours’ notice, if feasible under the circumstances, (i) to determine whether the Premises are in good condition and whether Tenant is complying with its obligations under this Lease, (ii) to do any necessary maintenance or make any restoration to the Premises that Landlord has the right or obligation to perform, (iii) to serve, post, or keep posted any notices required or allowed under this Lease, (v) to post “for sale” or “for rent” or “for lease” signs during the final nine months of the Term, (vi) to show the Premises to brokers, lenders, agents, prospective buyers, prospective tenants, or other persons interested in a listing of, financing, purchasing, or occupying the Project, the Premises or any portion of the Project or the Premises, and (vii) to shore the foundations, footings, and walls of the Project, and to erect scaffolding and protective barricades around and about the Premises, but not so as to prevent entry to the Premises, and to do any other act or thing necessary for the safety or preservation of the Premises if any excavation or other construction is undertaken or is about to be undertaken on any adjacent property or nearby street. In the event of an emergency Landlord shall have the right to enter the Premises at any time, without prior notice to Tenant. Landlord’s rights under this Paragraph extend, with Landlord’s consent, to the owner of adjacent property on which excavation or construction is to take place and the adjacent property owner’s agents, employees, officers, and contractors. Landlord shall not be liable for any inconvenience, disturbance, loss of business, nuisance, or other damage arising out of any entry on the Premises as provided in this Paragraph except damage resulting directly from the grossly negligent acts or willful misconduct of Landlord or Landlord’s Invitees. Tenant shall not be entitled to any abatement or reduction of Basic Monthly Rent or other Rent because of the exercise by Landlord of any rights under this Paragraph.

31. Indemnity. Tenant hereby agrees to indemnify, defend, protect, and hold harmless Landlord and its shareholders, officers, directors, agents, property managers, employees, contractors, and the partners comprising Landlord (if any) from and against all Claims (as defined below) and all costs, expenses, and attorneys’ fees incurred in the defense or handling of any such Claims or any action or proceeding brought on any of such Claims. For purposes of this Lease, the term “Claims” shall mean all liabilities, damages, losses, costs, expenses, attorneys’ fees, and claims (except to the extent they result from Landlord’s sole gross negligent acts or willful misconduct) arising from or which seek to impose liability under or because of (i) Tenant’s or Tenant’s Invitees’ use of the Premises, (ii) the conduct of Tenant’s business, (iii) any activity, work, or things done, permitted, or suffered by Tenant or any of Tenant’s Invitees in or about the Premises or elsewhere, (iv) any breach or default in the performance of any obligation to be performed by Tenant under this Lease, and/or (v) any negligence of Tenant or any of Tenant’s Invitees. If any action or proceeding is brought against Landlord or its shareholders, officers, directors, agents, property managers, employees, contractors, or the partners comprising Landlord (if any) by reason of any such Claims, Tenant upon notice from Landlord shall defend such action or proceeding at Tenant’s sole cost by legal counsel satisfactory to Landlord. Landlord agrees to indemnify, defend and hold Tenant harmless from all liability, costs or expenses, including attorneys’ fees, on account of liabilities, damages, losses, costs, expenses, attorneys’ fees, and claims to the person or property of any third party (excluding Tenant’s Invitees), including any other tenant in the Project, to the extent caused by the negligence or breach of this Lease by Landlord, subject to the provisions of Section 15.5.

32. Exemption of Landlord from Liability. Except to the extent caused by Landlord’s gross negligent acts or willful misconduct, Tenant assumes all risk of, Tenant waives all claims against Landlord in respect of, and Landlord shall not be liable for, any of the matters set forth in the preceding Paragraph or any of the following: injury to Tenant’s business, loss of income from such business, or damage or injury to the goods, wares, merchandise, or other property or the person of Tenant, Tenant’s Invitees, or any other persons in, upon, or about the Premises, whether such damage, loss, or injury is caused by or results from criminal acts, fire, steam, electricity, gas, water, rain, the breakage, leakage, obstruction or other defects of pipes, sewer lines, sprinklers, wires, appliances, plumbing, air conditioning or lighting fixtures, or any other cause, conditions arising upon the Premises, or other sources or places, and regardless of whether the cause of such damage, loss, or injury or the means of repairing such damage, loss, or injury is inaccessible to Tenant. This Lease shall not be affected or impaired by any change to any part of the Project or any sidewalks, streets, or improvements nearby the Project.

33. Hazardous Substances.

33.1. Landlord’s Notice. Landlord hereby notifies Tenant, and Tenant hereby acknowledges that, prior to the leasing of the Premises pursuant to this Lease, Tenant has been notified that Landlord knows, or has reasonable cause to believe, that certain hazardous substances, such as common cleaning supplies, office supplies, spillage of petroleum products from motor vehicles, and other consumer products, may have come (and may in the future come) to be located on or beneath the Premises and/or the Project.

33.2. Tenant’s Covenants. Tenant represents and warrants to the Landlord that its use of the Premises, the Building, and the Project will be in full compliance with all environmental laws. Tenant shall not cause or permit any Hazardous Material to be spilled or released in, on, under or about the Premises (including the plumbing supplies), and shall not use any Hazardous Materials in, on or about the Premises, except for limited quantities of standard office and janitorial supplies, and shall promptly, at Tenant’s expense, take all investigatory and/or remedial action reasonably recommended, whether or not formally ordered or required, for the cleanup of any contamination of, and for the maintenance, security and/or monitoring of the Premises or neighboring properties that was caused or materially contributed to by Tenant, or pertaining to or involving any Hazardous Material brought onto the Premises during the term of this Lease, by or for Tenant. Tenant hereby agrees to indemnify Landlord against all actions, liabilities, damages, losses, costs, expenses, attorneys’ fees, and claims (except to the extent they arise as a result of Landlord’s gross negligent acts or willful misconduct), arising from or relating to: (i) any discharges, releases, or threatened releases of any Hazardous Material into ambient air, water, or land by Tenant or Tenant’s Invitee’s from, on, under, or above the Premises, (ii) the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or hazardous or toxic wastes, substances, or materials by Tenant or Tenant’s Invitees, or otherwise from, on, or under, the Premises, or (iii) a violation of any environmental law on, under, or above the Premises (for purposes of this Lease, “environmental laws” shall mean any Federal, State, or local law, statute, regulation, ordinance, guideline, or common law principle relating to public health or safety or the use or control of the environment, including without limitation the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Federal Clean Air Act, the Federal Clean Water Act, the Federal Resource Conservation and Recovery Act). Tenant agrees to promptly reimburse Landlord for all of Landlord’s costs arising from periodic monitoring of Tenant’s use, handling, or storage of Hazardous Substances at or surrounding the Premises. Tenant’s obligations and liability under this Paragraph shall survive the termination of Tenant’s tenancy and the Term of this Lease, except that nothing contained in this Paragraph shall be deemed to impose liability on Tenant for any problem arising after the Term of this Lease provided neither Tenant nor Tenant’s Invitees contributed to such problem during the Term of the Lease.

33.3. Definition of Hazardous Materials. As used in this Lease, the term “Hazardous Material” shall mean any hazardous or toxic substance, material, or waste that is or becomes regulated by the United States, the State of Colorado, or any local government authority having jurisdiction over the Building. Hazardous Material includes, without limitation: (a) any “hazardous substance”, as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (CERCLA) (42 United States Code Sections 9sixty (60)1-9675); (b) “hazardous waste”, as that term is defined in the Resource Conservation and Recovery Act of 1976 (RCRA) (42 United States Code Sections 6901-6992k); (c) any pollutant, contaminant, or hazardous, dangerous, or toxic chemical, material, or substance, within the meaning of any other applicable federal, state, or local law, regulation, ordinance, or requirement (including consent decrees and administrative orders imposing liability or standards of conduct concerning any hazardous, dangerous, or toxic waste, substance, or material, now or hereafter in effect); (d) petroleum products; (e) radioactive material, including any source, special nuclear, or byproduct material as defined in 42 United States Code Sections 2011-2297; (f) asbestos in any form or condition; and (g) polychlorinated biphenyls (PCBs) and substances or compounds containing PCBs.

34. Prohibition Against Asbestos-Containing Materials. Tenant shall not allow or permit any materials which contain asbestos in any form or concentration (“Asbestos-Containing Materials”) to be used or stored in the Premises or used in the construction of any improvements or alterations to the Premises, including, without limitation, building or construction materials and supplies. Such prohibition against Asbestos-Containing Materials shall apply regardless of whether the Asbestos-Containing Materials may be considered safe or approved for use by a manufacturer, supplier, or governmental authority, or by common use or practice. Landlord shall have the right, upon 24-hours’ notice, to enter upon and conduct inspections of the Premises to determine Tenant’s compliance with this Paragraph. Tenant shall indemnify Landlord and Landlord’s directors, officers, employees, and agents against all costs, liabilities, expenses, penalties, and claims for damages, including, without limitation, litigation costs and attorneys’ fees, arising from (A) the presence of Asbestos-Containing Materials upon the Premises, to the extent that such Asbestos-Containing Materials are used or stored in the Premises or used in the construction of any Alterations by Tenant or Tenant’s agents, employees, representatives, or independent contractors, (B) any lawsuit, settlement, governmental order, or decree relating to the presence, handling, removal, or disposal of Asbestos-Containing Materials upon or from the Premises, to the extent that such Asbestos-Containing Materials are used or stored in the Premises or used in the construction of any improvements or Alterations to the Premises by Tenant or Tenant’s agents, employees, representatives, or independent contractors, or (C) Tenant’s failure to perform its obligations to remove such Asbestos-Containing Materials under this Paragraph. The provisions of this Paragraph shall not apply to any Asbestos-Containing Materials brought onto the Premises by Landlord or Landlord’s guests, invitees, customers, contractors and licensees (collectively, “Landlord’s Invitees”) for which Tenant shall have no obligation and for which Landlord will indemnify Tenant.

35. Security Measures. Tenant acknowledges that, although the Building may contain a restricted access entry system (if provided for as part of Landlord’s Work), (i) the Basic Monthly Rent does not include the cost of any security measures for any portion of the Project, (ii) Landlord shall have no obligation to provide any such security measures, (iii) Landlord has made no representation to Tenant regarding the safety or security of the Project, and (iv) Tenant will be solely responsible for providing any security it deems necessary to protect itself, its property, and Tenant’s Invitees in, on, or about the Project. If Landlord provides any security measures at any time, then the cost thereof shall be included as part of the Operating Expenses, but Landlord will not be obligated to continue providing such security measures for any period of time, Landlord may discontinue such security measures without notice and without liability to Tenant, and Landlord will not be obligated to provide such security measures with any particular standard of care. Tenant assumes all responsibility for the security and safety of Tenant, Tenant’s property, and Tenant’s Invitees. Tenant releases Landlord from all claims (other than due to Landlord’s gross negligence or intentional misconduct) for damage, loss, or injury to Tenant, Tenant’s Invitees, and/or to the personal property of Tenant and/or of Tenant’s Invitees, even if such damage, loss, or injury is caused by or results from the criminal, reckless, or negligent acts of third parties. Landlord shall have no duty to warn Tenant of any criminal acts or dangerous conduct that has occurred in or near the Project, regardless of Landlord’s knowledge of such crimes or conduct, and Tenant hereby undertakes to remain informed regarding such issues.

36. Subordination and Attornment. This Lease and Tenant’s rights under this Lease are subject and subordinate to any mortgage, deed of trust, ground lease, or underlying lease (and to all renewals, modifications, consolidations, replacements, or extensions thereof), now or hereafter affecting the Premises (the “Security Instrument”) Notwithstanding such subordination, Tenant agrees, upon written request of the holder of any such Security Instrument (“Lender”) upon completion of any foreclosure sale, to attorn to such Lender as successor landlord under the Lease. Tenant is authorized to pay rent to the Lender upon notice from the Lender that the Borrower’s license to collect the rent has been revoked. The provisions of this Paragraph (including the provisions of subclauses (a) through (c) of the next succeeding sentence) shall be self operative, and no further instrument of subordination shall be required. In confirmation of such subordination, however, within ten days after Landlord’s request, Tenant shall execute and deliver in recordable form any commercially reasonable subordination, nondisturbance and attornment agreement as Landlord or any Lender may request to evidence such subordination, which instrument may include the following provisions, among others: (a) if any Lender shall hereafter succeed to the rights of Landlord under this Lease, whether by foreclosure, deed in lieu of foreclosure, or otherwise (hereafter “New Owner”), Tenant shall be entitled to quiet enjoyment of the Premises for so long as Tenant is not in default under the terms of this Lease or any substitute lease referenced below; (b) upon such New Owner’s request, Tenant shall attorn to and recognize such New Owner as Tenant’s landlord under this Lease, provided that (i) such New Owner shall have no responsibility for accrued liabilities of the Landlord under the terms of this Lease, (ii) New Owner shall have no obligation to cure existing defaults, other than defaults of a continuing nature of which the New Owner has received notice, and in respect of which Tenant has afforded the New Owner a reasonable cure period following such notice, (iii) New Owner shall have no obligation to return any security deposit not actually received by New Owner, (iv) New Owner shall not be bound by rents paid more than one month in advance, or by any amendment, modification, termination or surrender of this Lease (“Leasing Actions”) taken by Landlord, unless such rents have been paid, or such Leasing Actions have been taken, in compliance with the terms of the Security Documents; and (v) Tenant shall provide the Lender with notice of any Landlord default and a reasonable opportunity to cure the default before exercising any right to terminate the Lease; (c) in the event the Lease shall be deemed terminated for any reason, at the Lender’s request Tenant shall execute a substitute lease upon all of the same terms and conditions of this Lease, (as modified by the matters described in the prior clause (b)) for the balance of the term hereof; and (d) such other customary provisions as requested by Lender. Tenant’s failure to execute and deliver such commercially reasonable instruments shall be deemed a material Event of Default under this Lease. Notwithstanding the preceding provisions of this Paragraph, if Landlord or any Lender elects to have this Lease prior to the lien of any Security Instrument, and (1) gives written notice thereof to Tenant that this Lease shall be deemed prior to such ground lease, deed of trust, or mortgage, whether this Lease is dated prior or subsequent to the date of such Security Instrument, and/or (2) records a notice of subordination with the County Recorder of San Diego County at any time before the Lender conducts a foreclosure sale pursuant to its Security Instrument, then this Lease shall be deemed to be prior to the lien of such Security Instrument and such Security Instrument shall be deemed to be subordinate to this Lease. At Landlord’s request, Tenant shall execute and deliver, in recordable form, such instruments as customarily required by Lender to evidence such priority. Failure to provide such documentation within ten (10) days after receipt of written request by Landlord shall be deemed an Event of Default under this Lease.

37. Estoppel Certificate. Within ten (10) days after receipt of written request from Landlord, Tenant shall execute and deliver to Landlord a certificate stating (i) that this Lease is unmodified and in full force and effect, or in full force and effect as modified, and stating all modifications, (ii) the then current Basic Monthly Rent, (iii) the dates to which Basic Monthly Rent has been paid in advance, (iv) the amount of any security deposit, prepaid rent, or other payment constituting Rent which has been paid, (v) whether or not Tenant or Landlord is in default under this Lease and whether there currently exist any defenses or rights of offset under the Lease in favor of Tenant, and (vi) such other reasonable matters as Landlord may reasonably request regarding Landlord or Tenant’s compliance with the terms of the Lease. Tenant’s failure to deliver such certificate within such ten day period shall be deemed a material Event of Default under this Lease, provided it shall also be deemed conclusive upon Tenant for the benefit of Landlord, and any successor in interest to Landlord, any lender or proposed lender, and any purchaser or proposed purchaser of the Project that, except as may be represented by Landlord, this Lease is unmodified and in full force and effect, no Rent has been paid more than thirty (30) days in advance, neither Tenant nor Landlord is in default under this Lease, no defenses or rights of offset under the Lease exist in favor of Tenant. Tenant will similarly, in connection with any lending or Transfer transaction, upon ten days written request from Landlord, execute an estoppel certificate in favor of Landlord’s proposed lender or Transferee including all the matters described above, together with such additional statements as may be customarily required by the proposed lender or Transferee, including without limitation, (i) the status of all improvements made to the Premises, (ii) a certification that no Hazardous Materials are used in connection with the Premises, (iii) an acknowledgment that this Lease has been or is being assigned as additional security for any Loan secured by the Premises, (iv) that Lender shall not be bound by any modification, amendment, termination or surrender of the Lease made without Lender’s written consent, (v) that after expiration of any notice period applicable to Landlord, Tenant shall provide Lender with notice and an opportunity to cure such default equivalent to that provided to Landlord, (vi) that Landlord, Lender or Purchaser is relying upon such certification, and (vii) such other reasonable matters as Landlord or its Lender may reasonably request. Failure to provide such documentation within ten (10) days after written request by Landlord shall be deemed an Event of Default under this Lease.

38. Waiver. No delay or omission in the exercise of any right or remedy of Landlord in the event of any default or Event of Default by Tenant shall impair such right or remedy or be construed as a waiver. The receipt and acceptance by Landlord of delinquent Rent shall not constitute a waiver of any default other than the particular Rent payment accepted. Landlord’s receipt and acceptance from Tenant, on any date (the “Receipt Date”), of an amount less than the Rent actually due on such Receipt Date, or to become due at a later date but applicable to a period prior to such Receipt Date, shall not release Tenant of its obligation (i) to pay the full amount of such Rent due on such Receipt Date or (ii) to pay when due the full amount of such Rent to become due at a later date but applicable to a period prior to such Receipt Date. No act or conduct of Landlord, including without limitation, the acceptance of the keys to the Premises, shall constitute an acceptance by Landlord of the surrender of the Premises by Tenant before the Expiration Date. Only a written notice from Landlord to Tenant stating Landlord’s election to terminate Tenant’s right to possession of the Premises shall constitute acceptance of the surrender of the Premises and accomplish a termination of this Lease. Landlord’s consent to or approval of any act by Tenant requiring Landlord’s consent or approval shall not be deemed to waive or render unnecessary Landlord’s consent to or approval of any other or subsequent act by Tenant. Any waiver by Landlord of any default must be in writing and shall not be a waiver of any other default concerning the same or any other provision of this Lease. Tenant represents and warrants that if Tenant breaches this Lease and, as a result, this Lease is terminated, Tenant will not suffer any undue hardship as a result of such termination and, during the Term, will make such alternative or other contingency plans to provide for its vacation of the Premises and relocation in the event of such termination. Tenant acknowledges that Tenant’s waivers set forth in this Paragraph are a material part of the consideration for Landlord’s entering into this Lease and that Landlord would not have entered into this Lease in the absence of such waivers.

39. Brokers. Tenant represents that no real estate broker, agent, finder, or other person is responsible for bringing about or negotiating this Lease other than the Tenant’s broker listed in the Principal Lease Provisions, and Tenant has not dealt with any other real estate broker, agent, finder, or other person, relative to this Lease in any manner. Tenant hereby indemnifies Landlord against all liabilities, damages, losses, costs, expenses, attorneys’ fees and claims arising from any claims that may be made against Landlord by any real estate broker, agent, finder, or other person (other than as set forth above), alleging to have acted on behalf of or to have dealt with Tenant. Landlord shall be responsible, upon satisfaction of the requirements of a separate written listing agreement between Landlord and Landlord’s broker, for the payment of the commission due and owing to Landlord’s brokers identified in the Principal Lease Provisions (or any other brokers engaged by Landlord), pursuant to such separate written agreement between Landlord and Landlord’s broker. Landlord’s broker will in turn split such commission with Tenant’s broker as such parties may agree.

40. Easements. Landlord may, at its election, from time to time, grant such easements, rights and dedications, and cause the recordation of parcel maps, easement and operating agreements, and restrictions affecting the Premises and the Project, provided that no such acts materially and adversely affect Tenant’s rights of ingress or egress to the Building and the Premises or Tenants right to use the Premises. Tenant shall promptly sign any documents or instruments to accomplish the foregoing upon request by Landlord. Tenant irrevocably appoints Landlord as Tenant’s special attorney in fact to execute and deliver such documents or instruments on behalf of Tenant if Tenant refuses or fails to do so within ten days of written request.

41. Limitations on Landlord’s Liability. If Landlord is in default of this Lease, and as a consequence Tenant recovers a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment and levy against the right, title, and interest of Landlord in the Project, and out of rent or other income from the Project receivable by Landlord or out of the consideration received by Landlord from the sale or other disposition of all or any part of Landlord’s right, title, and interest in the Project. Neither Landlord nor Landlord’s shareholders, members, officers, directors, agents, property managers, employees, contractors, or the partners comprising Landlord (if any) shall be personally liable for any deficiency.

42. Sale or Transfer of Premises. If Landlord sells or transfers the Project (whether voluntarily or involuntarily), Landlord, on consummation of the sale or transfer, shall be released from any liability thereafter accruing under this Lease. If any security deposit or prepaid rent has been paid by Tenant, Landlord will transfer the security deposit then held by Landlord and/or any unapplied prepaid rent to Landlord’s successor in interest and on such transfer Landlord shall be discharged from any further liability arising from the security deposit or prepaid rent.

43. No Recording. Neither this Lease nor any memorandum, affidavit, or other writing relating to this Lease may be recorded by Tenant or anyone acting through, under, or on behalf of Tenant. Recordation in violation of this provision constitutes an act of default by Tenant. If any search of the Official Records of Boulder County, Colorado, would disclose the existence of this Lease, then Tenant shall execute and deliver to Landlord, promptly on Landlord’s request, such documents and instruments as Landlord deems proper (by way of example and not limitation, a quitclaim deed, in recordable form, designating Landlord as transferee) in order to remove or release any such matter of record.

44. No Merger. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation of this Lease, or a termination by Landlord, shall not work a merger, and shall, at the option of Landlord, terminate any existing subleases or may, at the option of Landlord, operate as an assignment to Landlord of any such subleases.

45. Confidentiality. Except as essential to the consummation of the transaction contemplated by this Lease (together with all amendments and addenda hereto), or in connection with a legitimate business purpose (such as in connection with a sale or loan transaction), Tenant shall keep and maintain the terms of this Lease and the transactions contemplated by this Lease in strict confidence. Nothing provided herein, however, shall prevent Tenant from disclosing to its legal counsel and/or certified public accountants, prospective purchasers, or lenders the existence and terms of this Lease or any transaction under this Lease, or any aspect of this lease, or from complying with any governmental or court order or similar legal requirement which requires Tenant to disclose this Lease, the terms of this Lease, the transaction contemplated by this Lease and/or any aspect of this Lease; provided that Tenant and its agents, representatives, and professional advisors use reasonable and diligent good faith efforts to disclose no more than is absolutely required to be disclosed by such legal requirement.

46. Miscellaneous.

46.1. This Lease may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

46.2. Upon Landlord’s written request, Tenant shall promptly furnish to Landlord, from time to time, financial statements certified by Tenant to be true and correct, reflecting Tenant’s then current financial condition. Such financial statements shall include a current balance sheet and a profit and loss statement covering the most recent 12-month period available. In addition, upon Landlord’s written request, Tenant shall allow Landlord, or a certified public accountant of Landlord’s choosing, to determine Tenant’s current financial condition by reviewing Tenant’s current financial books, records, and accounts.

46.3. Notwithstanding any other provision in this Lease to the contrary, Tenant shall refrain from selling any alcoholic beverages at the Premises, and such sales are expressly forbidden under this Lease notwithstanding the fact that Tenant may hold the appropriate license.

46.4. This Lease shall be governed by and construed in accordance with the laws of the State of Colorado.

46.5. For purposes of venue and jurisdiction, this Lease shall be deemed made and to be performed in the City of Boulder, Colorado (whether or not the Premises are located in Boulder, Colorado), and Landlord and Tenant hereby consent to the jurisdiction of the Courts of the County of Boulder.

46.6. Tenant covenants and agrees not to protest or in any way oppose any application for a license to serve or sell liquor filed by tenants or other users of space within the Project.

46.7. Whenever the context so requires, all words used in the singular shall be construed to have been used in the plural (and vice versa), each gender shall be construed to include any other genders, and the word “person” shall be construed to include a natural person, a corporation, a firm, a partnership, a joint venture, a limited liability company, a trust, an estate, or any other entity.

46.8. Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by law. If any provision of this Lease or the application of such provision to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected by such invalidity or unenforceability, unless such provision or such application of such provision is essential to this Lease.

46.9. In the event any litigation, arbitration, mediation, or other proceeding (“Proceeding”) is initiated by any party against any other party to enforce, interpret or otherwise obtain judicial or quasi judicial relief in connection with this Lease the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all costs, expenses, and reasonable attorney’s fees and expert witness fees relating to or arising out of such Proceeding (whether or not such Proceeding proceeds to judgment), and any post judgment or post award proceeding including without limitation one to enforce any judgment or award resulting from any such Proceeding. Any such judgment or award shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney’s fees and expert witness fees.

46.10. This Lease shall become effective and binding upon the parties when it has been executed by each of Landlord and Tenant; notwithstanding the fact that the Term of this Lease (i.e. Tenant’s rights of full occupancy hereunder) will not commence until the Lease Commencement Date.

46.11. Subject to any restriction on transferability contained in this Lease, this Lease shall be binding upon and shall inure to the benefit of the successors in interest and assigns of each party to this Lease. Nothing in this Paragraph shall create any rights enforceable by any person not a party to this Lease, except for the rights of the successors in interest and assigns of each party to this Lease, unless such rights are expressly granted in this Lease to other specifically identified persons.

46.12. The headings of the Paragraphs of this Lease have been included only for convenience, and shall not be deemed in any manner to modify or limit any of the provisions of this Lease, or be used in any manner in the interpretation of this Lease.

46.13. Time and strict and punctual performance are of the essence with respect to each provision of this Lease. All references to “days” in this Lease will refer to calendar days, unless such reference specifically indicates that “business days” are intended. Business days will mean and refer to all calendar days other than Saturdays, Sundays, and national or Colorado state holidays.

46.14. Each party to this Lease and its legal counsel have had an opportunity to review and revise this Lease. The rule of construction that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Lease or any Exhibit or addendum to this Lease, and such rule of construction is hereby waived by Tenant.

46.15. All notices required or permitted to be given by Tenant to Landlord shall be in writing and shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by a nationally recognized overnight express courier service that provides written confirmation of delivery to Landlord at the address set forth in the Principal Lease Provisions of this Lease. Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Paragraph, then it shall be deemed given, delivered and received three days after the date such notice or other communication is deposited with the United States Postal Service in accordance with this Paragraph. Landlord or Tenant must give a notice of a change of its address to the other, if such address changes. All notices required or permitted to be given to Tenant by Landlord shall, except as otherwise provided in this Lease, be in writing, and such notice shall be personally delivered, sent by certified mail, postage prepaid, return receipt requested, or sent by a nationally recognized overnight express courier service that provides written confirmation of delivery, to Tenant at the address set forth in the Principal Lease Provisions of this Lease. Each such notice or other communication shall be deemed given, delivered and received upon its actual receipt, except that if it is sent by mail in accordance with this Paragraph, then it shall be deemed given, delivered and received three days after the date such notice or other communication is deposited with the United States Postal Service in accordance with this Paragraph. Notwithstanding the foregoing, routine correspondence between Landlord and Tenant shall be deliverable by regular U.S. mail, by fax, or by other such means of delivery as may become customary.

46.16. If more than one person is Tenant, then the obligations of Tenant under this Lease shall be the joint and several obligations of each of such persons; provided, however, that any act or signature of one or more of any of such persons and any notice or refund given to or served on any one of such persons shall be fully binding on each of such persons.

46.17. All provisions, whether covenants or conditions, to be performed or observed by Tenant shall be deemed to be both covenants and conditions.

46.18. All payments to be made by Tenant to Landlord under this Lease shall be in United States currency.

46.19. Any claim, demand, rights, or defense by Tenant that arises out of this Lease or the negotiations that preceded this Lease shall be barred unless Tenant commences an action thereon, or interposes a defense by reason thereof, within 12 months after the date of the inaction, omission, event, or action that gave rise to such claim, demand, right, or defense. Tenant acknowledges and understands, after having consulted with its legal counsel, that the purpose of this Paragraph is to shorten the period within which Tenant would otherwise have to raise such claims, demands, rights, or defenses under applicable laws.

46.20. This Lease, the Exhibits, and addenda, if any, attached hereto (which are incorporated herein by this reference), constitute all of the covenants, promises, assurances, representations, warranties, statements, agreements, conditions and understandings between Landlord and Tenant concerning the Premises and the Project, and there are no other covenants, promises, assurances, representations, warranties, statements, conditions, or understandings, either oral or written, between them. Prior unexecuted drafts of this Lease, Exhibits, or addenda, if any, may not be used to interpret the intentions of the parties to this Lease, and the fact that certain provisions may have been added, removed or modified during negotiations shall have no interpretive significance. Except as herein otherwise provided, no subsequent alteration, change, modification, or addition to this Lease shall be binding upon Landlord or Tenant unless reduced to writing and signed by each of them. Notwithstanding the foregoing, the Landlord may, from time to time, establish and amend such Rules, regulations, and signage criteria, in a written form, for the benefit of the Project and Building, as it deems appropriate. Violations of such Rules, regulations, and signage criteria by Tenant or Tenant’s Invitees shall constitute a material default of this Lease.

This Lease, upon full execution, supersedes and revokes any and all previous leases governing the Premises, lease negotiations, arrangements, letters of intents, offers to lease, lease proposals or drafts, brochures, representations, and information conveyed, whether oral or written, between parties hereto or their respective representations or any other person purported to represent Landlord or Tenant. The Tenant acknowledges it has not been induced to enter into this Lease by any representations not set forth in the Leases, nor has it relied on any such representations. No such representations should be used in the interpretation or construction of this Lease and the Landlord shall have no liability for any consequences arising as a result of any such representations.

47. Right of First Refusal. Landlord grants to Tenant a one-time right of refusal (the “Refusal Right”) with respect to the leasing of space contiguous to the Premises on the second (2nd) floor of the Building (consisting of approximately 7,000 Rentable Square Feet and known as Suite 200) (the “Refusal Space”). Tenant’s Refusal Right shall be on the terms and conditions set forth in this Paragraph.

47.1. Superior Rights. The Refusal Right shall begin only after the expiration or earlier termination of all leases existing as of the Lease Commencement Date with respect to any portion of the Refusal Space (“Superior Leases”), including any renewal or extension of the Superior Leases (whether or not such renewal or extension is under an express written provision in a Superior Lease or consummated under a lease amendment or new lease). In addition, the Refusal Right shall be subordinate and secondary to all rights of expansion, rights of first refusal, rights of first offer, or similar rights already granted to existing tenants at the Project and Landlord’s desire and/or determination to renew and/or expand existing tenants at the Project. The rights described in this subparagraph are referred to herein as the “Superior Rights.”

47.2. Exercise of Refusal Right. If Landlord receives a written offer from a third party to lease all or a part of the Refusal Space, which Landlord desires to accept (a “Bona Fide Offer”), Landlord shall so notify Tenant (“Refusal Notice”), describing the general terms of the offer (i.e., rent, location of premises, size of premises, length of term and improvement allowance [if any]). Tenant shall have five (5) business days from the receipt of the Refusal Notice to notify Landlord in writing of the exercise by Tenant of Tenant’s Refusal Right with respect to the subject Refusal Space, which shall be on the terms and conditions and with respect to the entire space as set forth in Section 47.3 below. If Tenant fails to so notify Landlord within such five (5) business day period, Tenant shall be deemed to have irrevocably waived its Refusal Right and all rights under this Article 47 and Landlord shall have the right to enter into the lease to anyone on any terms at any time during the Term, without any obligation to provide Tenant with a further right to lease that space (including the lease which was described in the Bona Fide Offer).

47.3. Terms and Conditions. If Tenant properly exercises its Refusal Rights in response to a Refusal Notice in the manner and within the time period specified herein, the Refusal Space shall be added upon the terms and conditions as set forth in Landlord’s Refusal Notice and Tenant shall accept the Refusal Space in an “AS-IS” condition and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements except as specifically provided in the Refusal Notice.

47.4. Restrictions on Refusal Right. The Refusal Right shall be personal to the originally named Tenant and shall be exercisable only by the originally named Tenant (and not any assignee, sublessee, or other transferee of Tenant’s interest in this Lease). The originally named Tenant may exercise the Refusal Right only if that Tenant occupies the entire Premises as of the date of the Refusal Notice. Notwithstanding anything set forth in this Paragraph to the contrary, Tenant shall not have the right to exercise the Refusal Right (a) during any period of time commencing from the date Landlord gives to Tenant a factually correct written notice that Tenant is in default under any provision of this Lease and continuing until the default alleged in said notice is cured; or (b) in the event that Landlord has given to Tenant two or more notices of default or two or more late charges have become payable under this Lease during the 12-month period prior to the time that Tenant attempts to exercise the Refusal Right. The period of time within which the Refusal Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Refusal Right because of the foregoing provisions of this Paragraph, even if the effect thereof is to eliminate Tenant’s Refusal Right. All rights with respect to the Refusal Right shall terminate and be of no further force and effect even after Tenant’s due and timely exercise of the Refusal Right, if, after such exercise, but prior to the delivery of the Refusal Space: (x) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of ten days after such obligation becomes due (without imposing any obligation on the part of Landlord to give notice thereof to Tenant); (y) Tenant fails to cure a non-monetary default within thirty (30) days after the date the Landlord gives notice to Tenant of such default; or (z) Landlord gives to Tenant two or more notices of default or two or more late charges become payable for any monetary defaults, whether or not such defaults are cured.

47.5. Delivery of Refusal Space. If Tenant timely and validly exercises the Refusal Right, Landlord shall deliver the Refusal Space to Tenant on a date selected by Landlord (“Delivery Date”). Landlord shall not be liable to Tenant or otherwise be in default under this Lease if Landlord is unable to deliver the Refusal Space to Tenant on the projected Delivery Date due to the failure of any other tenant to timely vacate and surrender to Landlord the Refusal Space or any portion of it.

47.6. Terms and Conditions Applicable to Refusal Space. If Tenant timely and validly exercises the Refusal Right, then, beginning on the Delivery Date and continuing for the balance of the Term of this Lease (including any extensions): (a) the Refusal Space shall be part of the Premises under this Lease (so that the term “Premises” in this Lease shall refer to the space in the Premises immediately before the Delivery Date plus the Refusal Space); (b) Tenant’s Share (as defined in subparagraph 2.9.2 above) shall be adjusted to reflect the increased Rentable Square Feet of the Premises, and (c) the Basic Monthly Rent and other material business terms of the Lease applicable to the Refusal Space shall be as provided in the Refusal Notice. Tenant’s leasing of the Refusal Space shall be on the same terms and conditions that govern the original Premises, except as otherwise expressly provided in the Refusal Notice. Tenant’s obligation to pay Rent with respect to the Refusal Space shall begin on the Delivery Date.

47.7. Confirmation of Terms. If Tenant timely and validly exercises the Refusal Right, Landlord and Tenant shall, within twenty-one (21) days after Landlord’s delivery of the Refusal Space to Tenant, execute an Amendment to this Lease, confirming the addition of the Refusal Space to the Premises on the terms and conditions set forth in this Paragraph. The Amendment shall confirm: (a) the actual Delivery Date (and Rent Commencement Date) for the Refusal Space; (b) the Rentable Square Footage and Rentable Square Footage of the Premises with the addition of the Refusal Space; (c) the percentage that constitutes Tenant’s Share to reflect the increased Rentable Square Footage of the Premises; (d) the increase in Basic Monthly Rent and other material business terms as provided in the Refusal Notice; and (e) except as so provided, all terms and provisions of this Lease shall be applicable to the Refusal Space. If Tenant fails to enter into such amendment with the 30-day period, Tenant shall be deemed to have irrevocably waived its Refusal Right and all rights under this Article 47, and Landlord shall have the right to enter into a lease with any party with respect to that and any other portions of the Refusal Space.

[SIGNATURES CONTINUED ON NEXT PAGE]

LANDLORD:

TCAM Core Property Fund Operating LP,
a Delaware limited partnership

By:	Teachers Advisors, Inc., its authorized representative

	By:	/s/ Derek Landry
	Name:	Derek Landry
	Title:	Director

TENANT:

LIONBRIDGE TECHNOLOGIES, INC.,
a Delaware Corporation

By:	/s/ Joseph Frank
Name:	Joseph Frank
Its:	Treasurer

ATTEST:

By:	/s/ Julia Regan
Name:	Julia Regan
Its:	Manager of Workplace Operations

EXHIBIT A

[Plat map of Project to be attached]

EXHIBIT B

[Plat Map of location of Premises to be attached]

EXHIBIT C

LANDLORD WORK

In consideration of the execution of this Lease, Landlord has agreed to complete certain improvements in the Premises and Tenant and Landlord agree as follows:

1. Landlord will complete improvements in the Premises in accordance with that certain space plan dated                     , 2007, prepared by McDermott & Associates (the “Landlord’s Work”), which space plan has been approved by Tenant and Landlord’s representative (the “Approved Plan”).

2. If the scope of the Landlord’s Work so requires, Landlord’s architects and engineers will prepare architectural, mechanical and electrical working drawings for the Premises that are consistent with the Approved Plan (the “Working Drawings”).

3. Changes to the Approved Plan or Working Drawings may be made only by written direction to Landlord by Tenant. All costs incurred by such changes, including costs of the revisions in Working Drawings and costs of construction and materials, and reimbursables necessitated by such changes, is a Tenant Delay and will be paid by Tenant as provided below.

4. Neither Landlord’s use or approval of any plans submitted by Tenant for completion of the Landlord’s Work nor the fact that such plans have been prepared by Landlord's architect creates a responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with any laws, rules and regulations of governmental agencies or authorities having jurisdiction over the Premises now or hereafter in effect.

5. Landlord’s contractor will perform the Landlord’s Work substantially in accordance with the Approved Plan and Working Drawings, and all Applicable Laws, including the ADA. Notwithstanding anything in the Lease to the contrary, Landlord will not deliver the Premises to Tenant until the Landlord’s Work in the Premises is Substantially Complete. The certificate of the architect or other representative of Landlord in charge of design and supervising the Landlord’s Work controls conclusively the date the Landlord’s Work is Substantially Complete. If the delivery date is delayed beyond the scheduled Commencement Date, the Commencement Date will be delayed in accordance with Section 2.7 of the Lease. After completion of the Landlord’s Work described herein, Landlord has no obligation for improvements to the Premises and Tenant accepts the Premises in its “as is” condition for the Term. If Tenant takes possession of all or any part of the Premises prior to the scheduled Commencement Date or the date the Premises are Ready for Occupancy for the purpose of conducting its usual business therein, all terms and provisions of the Lease shall apply as of the date Tenant takes possession, including the obligation for the payment of all rent and other amounts owing hereunder.

6. All costs related to the Landlord’s Work, including, but not limited to, design fees, costs of preparation of the Approved Plan and Working Drawings, construction management fees, and costs of materials and construction, but specifically excluding costs incurred due to Tenant Delay, are considered “Finish Work Costs”. Landlord will pay the Finish Work Costs of Twenty-Five and No/100 Dollars ($25.00) per Rentable Square Feet of the Premises (the “Finish Allowance”). Any Finish Work Costs in excess of the Finish Allowance will be at Tenant’s sole cost and expense and will be paid promptly by Tenant upon receipt of billing therefor which may be prior to Landlord’s commencement of the Landlord’s Work. Notwithstanding anything in this Exhibit C to the contrary, in the event Tenant does not use the entire Construction Allowance on construction of the Work, then upon written notice to Landlord of same, Tenant shall be entitled to use the excess portion of the Finish Allowance, if any, up to a maximum of $3.00 per rentable square foot of the Premises (the “Excess Allowance Amount”), towards Tenant’s actual out of pocket costs incurred in data/telecommunication cabling, systems and equipment installation. Landlord shall contribute an additional sum not to exceed $1.00 per Rentable Square Foot in the Premises (the “Additional Allowance”) toward Tenant’s moving expenses.

8. Notwithstanding the provisions of the Lease, the Commencement Date and Tenant's Rent obligations will not be delayed or extended by Tenant Delay and the Term will commence on the date it would have commenced had there been no Tenant Delay. Tenant will pay all costs arising from Tenant Delay to Landlord in full upon demand (which may be made prior to commencement of the Landlord’s Work) on an estimated basis with an adjustment following completion. Costs arising from Tenant Delay may not be deducted from the Finish Allowance.

EXHIBIT D

Rentable Square Footage

The term “Rentable Area” as used in the Lease to which this exhibit is attached (the “Lease”) shall mean:

(a) As to each floor of the Building on which the entire space rentable to tenants is or will be leased to one tenant (hereinafter referred to as a “Single Tenant Floor”), Rentable Area attributable to such lease shall be the total of (i) the entire area abounded by the inside surface of the four exterior glass walls (or the inside surface of the permanent external wall(s) where there is no glass) on such floor, including, all areas used for elevator lobbies, corridors, special stairways, or elevators, rest rooms, mechanical rooms, electrical rooms and telephone closets, without deduction for columns and other structural portions of the Building or vertical penetrations that are included for the special use of the tenant of such floor, (ii) a pro rata portion of any Building lobby and (iii) any covered or enclosed common facilities which constitute a part of the Building and which are maintained by Landlord for the common benefit of all tenants of the Building and the area occupied by any mechanical, heating, ventilating and air conditioning equipment which serves the Building but which is located outside thereof which bears the same proportion to the total area of such common facilities as the Rentable Area of such Single Tenant Floor bears to the Rentable Area of the Building (excluding such common facilities), but excluding one half of the area contained within the exterior walls of the Building stairs, and excluding fire towers, vertical ducts, elevator shafts, flues, vents, stacks and pipe shafts.

(b) As to each floor of the Building on which space is or will be leased to more than one tenant, Rentable Area attributable to each such lease shall be the total of (i) the entire area included within the premises covered by such lease, being the area bounded by the inside surface of any exterior glass walls (or the inside surface of the permanent exterior wall(s) where there is no glass) of the Building bounding such premises, the exterior of all walls separating such premises from any public corridors or other public areas on such floor, and the centerline of all walls separating such premises from other areas leased or to be leased to other tenants on such floor, (ii) a pro rata portion of the area covered by the elevator lobbies, corridors, rest rooms, mechanical rooms, electrical rooms and telephone closets situated on such floor, (iii) a pro rata portion of the Building lobby, and (iv) that portion of the covered or enclosed common facilities which constitute a part of the Building and which are maintained by Landlord for the common benefit of all tenants of the Building and the area occupied by any mechanical, heating, ventilating and air conditioning equipment which serves the Building but which is located outside thereof which bears the same proportion to the total area of such common facilities as the Rentable Area of such premises bears to the Rentable Area of the Building (excluding such common facilities), but excluding one half of the area contained within the exterior walls of the Building stairs, and excluding fire towers, vertical ducts, elevator shafts, flues, vents, stacks and pipe shafts.

(c) For the purposes of paragraphs (a) and (b) above, there shall be included in the covered or enclosed common facilities which constitute a part of the Building the central heating, ventilating and air conditioning plant which services the Building and any areas which would have been included in the Rentable Area of any floor of the Building if any architectural recesses on such floor had not been designed and, in lieu thereof, the exterior walls of the Building had been extended to the exterior walls of adjacent floors which have no recesses.

(d) The Rentable Area contained within the Premises let pursuant to the Lease initially shall be the number of square feet set forth in Section 2 of the Principal Lease Provisions.

(e) Prior to the Rent Commencement Date, and from time to time thereafter at Landlord’s option, Landlord’s architect shall determine and certify in writing to the Tenant and Landlord the actual Rentable Area of the Premises which such determinations and certifications shall be conclusive, and thereon Tenant’s Share and Basic Monthly Rent under the Lease shall be adjusted accordingly.

EXHIBIT E

Commencement Letter

(Example)

Date
Tenant
Address

Re:	Commencement Letter with respect to that certain Lease dated as of the day of , 200 , by and between TCAM Core Property Fund Operating LP, a Delaware limited partnership, as Landlord, and Lionbridge Technologies, Inc., a , as Tenant, for 14,225 rentable square feet in the Building located at Boulder, Colorado.

Dear                                         :

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1.	The Rent Commencement Date of the Lease is ;

2.	The Termination Date of the Lease is .

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention.

Sincerely,

Property Manager

AGREED AND ACCEPTED:

LIONBRIDGE TECHNOLOGIES, INC.,

a             [PLEASE CONFIRM]

By:
Name:
Its: